Exhibit 2.1

SHARE PURCHASE AGREEMENT

BY AND AMONG

NORAXIS CAPITAL CORPORATION,

ROINS FINANCIAL SERVICES LIMITED,

8276323 CANADA INC.

AND

ARTHUR J. GALLAGHER & CO.

DATED AS OF MAY 19, 2014

i

ANNEXES AND EXHIBITS

Annex A	Holdings in Company Subsidiaries
Exhibit A	Base Amounts
Exhibit B	Balance Sheet Rules
Exhibit B-1	Sample Calculation
Exhibit C	Officer and Director Resignations
Exhibit D	BF&G Release Individuals

SCHEDULES

Schedule 1.1	Knowledge of the Company
Schedule 1.2	Permitted Encumbrances
Schedule 4.3	Seller Defaults or Conflicts
Schedule 4.4	Seller Governmental Authorizations or Consents Required
Schedule 4.5	Seller Ownership of the Company
Schedule 5.1	Company Subsidiary Foreign Qualification
Schedule 5.2(a)	Company Capitalization
Schedule 5.3(a)	Company Subsidiaries
Schedule 5.3(b)	Equity Ownership in other Persons
Schedule 5.5	Company Defaults or Conflicts
Schedule 5.6	Governmental Authorizations Required
Schedule 5.8(a)	Ownership or Licensee of Intellectual Property Rights
Schedule 5.9	Compliance with the Laws
Schedule 5.10	Contracts
Schedule 5.11	Litigation
Schedule 5.12(a)	Tax Matters
Schedule 5.12(j)	Tax Matters
Schedule 5.13	Permits
Schedule 5.14	Employee Benefit Plans
Schedule 5.15	Labor Relations
Schedule 5.16(a)	Employment Matters
Schedule 5.16(d)	Employment Contracts
Schedule 5.16(e)	Severance or Termination Payments
Schedule 5.17	Environmental Compliance
Schedule 5.18	Insurance Policies
Schedule 5.19(b)	Leased Real Property
Schedule 5.19(c)	Leased Real Property
Schedule 5.20	Affiliate Transactions
Schedule 5.21	Certain Changes or Events
Schedule 5.22	Material Carriers
Schedule 5.24	Absence of Guarantees
Schedule 5.25	Restrictions on Business
Schedule 5.28	Workers’ Compensation
Schedule 5.29	Certain Commitments
Schedule 6.3	Buyer Defaults or Conflicts

Schedule 6.4	Authorizations and Consents Required by the Buyer
Schedule 7.1	Conduct of Business of the Company
Schedule 7.7	Termination of Affiliate Obligations
Schedule 8.5	Governmental Approvals
Schedule 8.8	Non-Competition and Non-Solicitation Agreement
Schedule 12.11	Release

v

SHARE PURCHASE AGREEMENT

SHARE PURCHASE AGREEMENT (the “Agreement”), dated as of May 19, 2014, by and among Noraxis Capital Corporation, a Canadian corporation (the “Company”), Roins Financial Services Limited, a Canadian corporation (the “Seller”), 8276323 Canada Inc., a Canadian corporation (the “Buyer”), and Arthur J. Gallagher & Co., a Delaware corporation (the “Guarantor”).

RECITALS

WHEREAS, as of the date hereof, the Seller is the registered owner of all of the outstanding common shares and preferred shares in the capital of the Company (collectively, the “Shares”);

WHEREAS, the Company holds, directly or indirectly, interests in the Company Subsidiaries (hereinafter defined) in the percentages set forth on Annex A;

WHEREAS, the Seller wishes to sell to the Buyer, and the Buyer wishes to purchase from the Seller, all of the Shares upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, in order to induce the Seller to enter into this Agreement, the Guarantor wishes to fully and unconditionally guarantee the obligations of the Buyer hereunder.

NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement agree as follows:

Article 1

DEFINITIONS

Section 1.1 Definitions. The following terms, whenever used herein, shall have the following meanings for all purposes of this Agreement.

(a) “Accounting Methodology” means the accounting principles, methods and practices utilized in preparing the Balance Sheets, applied on a consistent basis.

(b) “Accrued Expenses Payable to RSA and Related Parties” means the (i) accrued operating expenses payable by the Company to Royal & Sun Alliance Insurance Company of Canada, and (ii) the amount owing to Roins Holding Limited by the Company with respect to the transfer of an investment from Roins Holding Limited to the Company, in each case, as of the Effective Time.

(c) “Action” means any investigation, inquiry, action, dispute, application, claim, charge, audit, examination, hearing, petition, suit, arbitration, mediation or other proceeding, whether civil, criminal, administrative or otherwise, in law or in equity.

(d) “Adjustment Item” means, at any date, with respect to the Company or a Company Subsidiary, the amount attributable to such Person for each of the items set forth under such Person’s name in the rows labelled “Loans due to Noraxis”, “Preferred due to Noraxis”, “Dividends due to Noraxis”, “Shareholder loan payable/receivable”, “Interest due to minority holders”, “Dividends/shareholder bonuses due to minority holders”, “Accrued interest expense”, “Minority shareholder put option liability”, “Acquisition-related consideration”, and “Transaction fees (estimated)” in the Sample Calculation, each of which shall be calculated in accordance with the Balance Sheet Rules. Each Adjustment Item shall be a positive or a negative number.

(e) “Affiliate” means as to any Person, any Person which directly or indirectly controls, is controlled by, or is under common control with such Person. For purposes of this definition, “control” of a Person shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by ownership of voting shares, by contract or otherwise.

(f) “Antitrust Laws” means the Competition Act, and any other statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

(g) “Assumed Indebtedness” means the sum of (1) Company Assumed Indebtedness, plus (2) the aggregate of Company Subsidiary Assumed Indebtedness for each Company Subsidiary.

(h) “Balance Sheet Rules” means, collectively, the Accounting Methodology and the rules set forth on Exhibit B attached hereto.

(i) “Balance Sheets” shall have the meaning as set forth in the definition of Financial Statements.

(j) “Base Amount” shall mean, with respect to the Company or a Company Subsidiary, the amount set forth opposite such Person’s name on Exhibit A under the heading “Base Amount”.

(k) “Business Day” means any day that is not a Saturday, Sunday or other day on which Schedule 1 banks in Toronto, Ontario are authorized or required by Law to close.

(l) “Buyer Fundamental Representations” means the representations and warranties of the Buyer contained in Section 6.1 (Organization), Section 6.2 (Binding Obligation) and Section 6.5 (Brokers).

(m) “Closing Adjustment Item” means each Adjustment Item as of the Effective Time.

(n) “Closing Company Subsidiary Working Capital” means the Company Subsidiary Working Capital as of the Effective Time.

(o) “Closing Company Working Capital” means the Company Working Capital as of the Effective Time.

(p) “Commissioner of Competition” means the Commissioner of Competition appointed pursuant to the Competition Act or a person designated or authorized pursuant to the Competition Act to exercise the powers and perform the duties of the Commissioner of Competition.

(q) “Company Assumed Indebtedness” means all Indebtedness of the Company on an unconsolidated basis (excluding any Intercompany Debt) existing as of the Closing that is not being repaid at the Closing under Section 2.2.

(r) “Company Fundamental Representations” means the representations and warranties of the Company contained in the first three sentences of Section 5.1 (Organization and Qualification), Section 5.2 (Capitalization of the Company), Section 5.3 (Subsidiaries), Section 5.4 (Binding Obligation) and Section 5.23 (Brokers).

(s) “Company Plans” means all the employee benefit, fringe benefit, supplemental unemployment benefit, bonus, deferred compensation, incentive, incentive compensation, profit sharing, termination, change of control, pension, retirement and supplemental retirement (including any group registered retirement savings plan), savings, stock option, stock purchase, stock appreciation, health, welfare, medical, dental, disability, life insurance, education, mortgage assistance, employee loan and similar plans, programs, arrangements or practices (whether oral or written, formal or informal, funded or unfunded) maintained for, available to or otherwise relating to the current or former employees of a Company Subsidiary or in respect of which a Company Subsidiary is obligated to contribute or in any way liable, other than benefit plans established pursuant to statute.

(t) “Company Subsidiary Assumed Indebtedness” means, with respect to a Company Subsidiary, the product of (a) all Indebtedness of such Company Subsidiary on an unconsolidated basis (excluding any Intercompany Debt) existing as of the Closing that is not being repaid at the Closing under Section 2.2, multiplied by (b) 100% minus the percentage set forth in the row “Minority ownership” under such Company Subsidiary’s name in the Sample Calculation.

(u) “Company Subsidiary Working Capital” means, at any date, with respect to a Company Subsidiary, all Current Assets of such Company Subsidiary minus all Current Liabilities of such Company Subsidiary as of such date.

(v) “Company Working Capital” means, at any date, all Current Assets of the Company minus all Current Liabilities of the Company as of such date.

(w) “Competition Act” means the Competition Act (Canada).

(x) “Competition Act Approval” means: (i) the issuance to the Buyer of an advance ruling certificate by the Commissioner of Competition under Subsection 102(1) of the Competition Act; or (ii) the waiting period, including any extension thereof, under Section 123 of the Competition Act shall have expired or been terminated or the obligation to provide a pre-merger notification in accordance with Part IX of the Competition Act shall have been waived in accordance with paragraph 113(c) of the Competition Act and the parties hereto shall have been advised in writing by the Commissioner of Competition that he at that time does not intend to apply to the Competition Tribunal for an order under section 92 of the Competition Act.

(y) “Current Assets” means, with respect to the Company or a Company Subsidiary, as of any date, such Person’s current assets, on an unconsolidated basis, calculated in accordance with the Balance Sheet Rules.

(z) “Current Liabilities” means, with respect to the Company or a Company Subsidiary, as of any date, such Person’s current liabilities, on an unconsolidated basis, calculated in accordance with the Balance Sheet Rules.

(aa) “date hereof” and “date of this Agreement” means the date first written above.

(bb) “Effective Time” means the first second after midnight (E.S.T.) on the Closing Date; provided, however, in all circumstances the Effective Time shall be prior to any amalgamation involving the Company caused by the Buyer, the Guarantor or their Affiliates.

(cc) “Employment Laws” means Laws governing employees of the Company and the Company Subsidiaries and their workplace and conditions of employment, including collectively, the Employment Standards Act, 2000, the Labour Relations Act, 1995, the Ontario Human Rights Code, the Occupational Health and Safety Act, the Workplace Safety & Insurance Act, 1997, the Pension Benefits Act, the Accessibility for Ontarians with Disabilities Act, 2005, the Pay Equity Act and related legislation.

(dd) “Encumbrance” means any and all liens, encumbrances, charges, mortgages, pledges, security interests, hypothecations, easements, rights-of-way or other encumbrances.

(ee) “Environment” means any environmental medium or natural resource, including ambient air, surface water, groundwater, drinking water, sediment, surface and subsurface strata and plant and animal life including biota, fish and wildlife.

(ff) “Environmental Claims” means any written claims, notice of noncompliance or violation and legal proceedings by any Governmental Authority or Person alleging potential material liability arising under any Environmental Law.

(gg) “Environmental Laws” means any applicable Canadian statute, law, rule, regulation, ordinance, code or rule of common law and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to pollution or protection of the Environment, including any law relating to the use, transportation, storage, disposal, release or threatened release of any Hazardous Substance.

(hh) “Financial Statements” means the unaudited consolidated balance sheets of the Company as of December 31, 2013 and 2012 (together, the “Balance Sheets”), and the related unaudited consolidated statements of operations, changes in equity and cash flows of the Company for the years ended December 31, 2013 and 2012, respectively, in each case together with the notes and schedules thereto.

(ii) “Governmental Authority” means any nation or government, any province, territory or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administration functions of or pertaining to government, or any government authority, agency, department, board, bureau, tribunal, commission or instrumentality of Canada or any province or territory of Canada, or any municipality or other political subdivision thereof, and any court, tribunal or arbitrator(s) of competent jurisdiction, and any governmental organization, agency or authority (including any quasi-governmental or private body exercising any regulatory authority).

(jj) “Gross Proceeds to Minority Holders” means, as of the Effective Time, the absolute value of the amount calculated using the methodology set forth in the Sample Calculation in the row “Gross proceeds to minority holders” and the column “Purchase Price to RFSL”.

(kk) “Hardware” means all servers, computers, routers, mobile computing devices including laptops, tablets and smart phones, printers, peripheral equipment, telecom equipment, cabling and network equipment.

(ll) “Hazardous Substance” means any toxic substance, hazardous material, dangerous substance, pollutant, contaminant, petroleum, petroleum based substance, asbestos containing material, PCBs, waste, or chemical waste, including any substance defined by or regulated under Environmental Laws.

(mm) “Holdback Amount” means $2,000,000.

(nn) “IFRS” means the International Financial Reporting Standards as issued by the International Accounting Standards Board.

(oo) “Indebtedness” means, of any Person, without duplication, (i) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, (ii) amounts owing as deferred purchase price for property or services, including all seller notes and “earn out” payments, (iii) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, (iv) obligations under any interest rate, currency or other hedging agreement, (v) obligations under any performance bond or letter of credit, but only to the extent drawn or called prior to the Closing Date, (vi) all capitalized lease obligations as determined under IFRS, (vii) guarantees with respect to any indebtedness of any other Person of a type described in clauses (i) through (vi) above (except for guarantees with respect to any indebtedness of any employee of the Company or a Company Subsidiary), (viii) the Parent Debt, and (ix) for clauses (i) through (viii) above, all accrued interest thereon, if any, and any termination fees, prepayment penalties, “breakage” cost or similar payments associated with the repayments of such Indebtedness on the Closing Date to the extent paid on the Closing Date. For the avoidance of doubt, Indebtedness shall not include (A) any obligations under any performance bond or letter of credit to the extent undrawn or uncalled, (B) any Indebtedness included in the calculation of Current Liabilities in the determination of Closing Company Working Capital or Closing Company Subsidiary Working Capital for any Company Subsidiary, (C) any intercompany Indebtedness of the Company and the Company Subsidiaries, (D) any Indebtedness incurred by the Buyer and its Affiliates (and subsequently assumed by the Company or any Company Subsidiary) on or after the Closing Date, (E) any endorsement of negotiable instruments for collection in the ordinary course of business, (F) any deferred revenue, and (G) any liabilities under any agreement between the Company or any Company Subsidiary, on the one hand, and the Buyer or any of its Affiliates, on the other hand.

(pp) “Indemnitor” means any party hereto from which any Indemnitee is seeking indemnification pursuant to the provisions of this Agreement.

(qq) “Intellectual Property” means all registered and unregistered trademarks, trade names, logos, patents and patent applications, URLs and Internet domain names, copyrights, Software, industrial designs, inventions, proprietary know-how, confidential business information, business methods, electronic databases, trade secrets and proprietary information.

(rr) “Intercompany Debt” means any Indebtedness of the Company or any Company Subsidiary owed to the Company or any other Company Subsidiary.

(ss) “knowledge of the Company” or any similar phrase means the actual knowledge of the individuals identified on Schedule 1.1., after reasonable inquiry.

(tt) “Law(s)” shall mean any law, statute, regulation, code, ordinance, policy, order, rule or other requirement of any Governmental Authority.

(uu) “Material Adverse Effect” means a material adverse effect on the business, results of operations or assets of the Company and the Company

Subsidiaries, taken as a whole; provided, however, that “Material Adverse Effect” shall not include the impact on such business, results of operations or assets arising out of or attributable to (i) conditions or effects that generally affect the industries in which the Company or the Company Subsidiaries operate (including legal and regulatory changes), including conditions or effects that affect the insurance brokerage business or any segment thereof, (ii) general economic, social or political conditions affecting Canada, the United States or elsewhere in the world, (iii) effects resulting from changes affecting financial, credit, debt or capital market conditions in Canada, the United States or elsewhere in the world (including in each of clauses (i), (ii) and (iii) above, any effects or conditions resulting from an outbreak or escalation of hostilities, acts of terrorism, political instability or other national or international calamity, crisis or emergency, weather, an act of God or any governmental or other response to any of the foregoing), (iv) effects arising from changes in Laws or accounting principles or the interpretation thereof, (v) any adverse change in the credit ratings of the Company or any Company Subsidiary (it being understood that, if the underlying cause or causes of any such change, in and of itself or themselves, is otherwise a Material Adverse Effect, then such change may be taken into consideration when determining whether a Material Adverse Effect has occurred), (vi) effects relating to the negotiation, execution or announcement of the execution of this Agreement, or the consummation of the transactions contemplated hereby, including the impact thereof on relationships, contractual or otherwise, with customers, carriers, partners, employees or regulators (vii) effects resulting from compliance with the terms and conditions of this Agreement by the Seller, the Company and the Company Subsidiaries or any act or failure to act consented to or requested by the Buyer or (viii) any breach of this Agreement by the Buyer. For the avoidance of doubt, a Material Adverse Effect shall be measured only against the historical performance of the Company and the Company Subsidiaries, taken as a whole, and not against any forward-looking statements, financial projections or forecasts of the Company or the Company Subsidiaries.

(vv) “Other Confidentiality Agreement” means a confidentiality agreement other than the Confidentiality Agreement, between the Seller and any Person, executed in connection with a potential sale of the Company.

(ww) “Parent Debt” means the loans made by the Seller and Roins Holding Limited (or any other Affiliate of the Company, other than a Company Subsidiary) to the Company.

(xx) “Parent Debt Payoff Amount” means the amount of outstanding principal and accrued but unpaid interest, fees and other amounts payable (including any prepayment penalties, if any) as of the Effective Time under the Parent Debt.

(yy) “Permitted Encumbrances” means, (i) Encumbrances securing the obligations of the Seller, the Company and Company Subsidiaries under the Parent Debt, the Assumed Indebtedness and other Indebtedness, (ii) Encumbrances disclosed in the Financial Statements, (iii) Encumbrances for Taxes, assessments and other government charges not yet due and payable or which are being contested in good faith by appropriate proceedings, (iv) mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other like Encumbrances arising in the ordinary course of business of the Company and the Company Subsidiaries, (v) Encumbrances relating to the transferability of securities under applicable securities Laws, (vi) Encumbrances securing rental payments under capitalized leases, (vii) Encumbrances in favor of the lessors under the Leases, or encumbering the interests of the lessors in the Leased Real Property, (viii) all other Encumbrances that do not materially detract from the value or current use of the applicable asset or Leased Real Property, (ix) non-exclusive licenses of Intellectual Property Rights granted in writing by the Company or any Company Subsidiary in the ordinary course of business, (x) in the case of the Leased Real Property, subleases to third parties, to the extent set forth on Schedule 5.19(b) and (xi) the Encumbrances set forth on Schedule 1.2.

(zz) “Person” means any individual, corporation (including any not for profit corporation), general or limited partnership, limited liability partnership, joint venture, estate, trust, firm, company (including any limited liability company or joint stock company), association, organization, entity or Governmental Authority.

(aaa) “Personal Information” means any information which relates to a natural Person and allows that Person to be identified.

(bbb) “Representatives” means, with respect to any Person, any director, officer, agent, employee, general partner, member, shareholder, lawyer, accountant, auditor, advisor or representative of such Person.

(ccc) “Sample Calculation” means a sample calculation of the Estimated Purchase Price assuming the Closing occurred on March 31, 2014, which is attached hereto as Exhibit B-1.

(ddd) “Seller Fundamental Representations” means the representations and warranties of the Seller contained in Section 4.1 (Organization), Section 4.2 (Binding Obligations) and Section 4.5 (The Shares).

(eee) “Software” means all software, including operating systems, applications, interfaces, applets, software scripts, macros, firmware, middleware, websites and Software Files.

(fff) “Software Files” means all files, including customer files and other files used or processed by the Company or Company Subsidiaries in connection with the Software.

(ggg) “Subsidiary” means, of a specified Person, any corporation, partnership, limited liability company, limited liability partnership, joint venture, or other legal entity of which the specified Person (either alone and/or through and/or together with any other Subsidiary) owns, directly or indirectly, more than 50% of the voting shares or other equity or partnership interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body, of such legal entity or of which the specified Person controls the management.

(hhh) “Tax” or “Taxes” means all federal, provincial, territorial, local, municipal and other taxes, assessments, premiums, fees, levies, duties or similar charges of any kind whatsoever, including all interest, penalties and additions imposed with respect to such amounts, imposed by any Governmental Authority (whether disputed or not), and without limiting the generality of the foregoing shall include income, gross receipts, franchise, estimated, escheat, alternative minimum, excessive eligible dividend designations, add-on minimum, ad valorem, sales, goods and services, harmonized sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, windfall profits, environmental, customs, duties, real property, personal property (tangible and intangible), capital, capital stock, social security (or similar), premium, contributions, disability, payroll, license, employee, Canada Pension Plan, employment insurance, workers’ compensation, employer health, withholding or other tax, of any kind whatsoever, and any liability for the payment of any amounts of the type described herein as a result of any contract or other express or implied obligation to pay any such amounts or to indemnify any other Person for such amounts, assumption, transferee or successor liability, operation of Law, or otherwise.

(iii) “Tax Act” means the Income Tax Act (Canada).

(jjj) “Tax Returns” means any report, declaration, return, information return, claim for refund, election, disclosure, estimate or statement required to be supplied to a Governmental Authority in connection with Taxes, including any schedule or attachment thereto, and including any amendments thereof.

(kkk) “Third Party Claim” means any claim or demand for which an Indemnitor may be liable to an Indemnitee hereunder which is asserted by a third party.

(lll) “Total Closing Adjustment Item” means the amount attributable to each Closing Adjustment Item in the column “Purchase Price to RFSL” in the Sample Calculation, which shall be calculated in accordance with the Balance Sheet Rules.

(mmm) “Total Working Capital Overage/Underage” means the sum of (1) the Working Capital Overage or Working Capital Underage of the Company, as applicable, plus (2) the aggregate of (x) the Working Capital Overage or Working Capital Underage of each Company Subsidiary, as applicable, multiplied by (y) 100% minus the percentage set forth in the row “Minority ownership” under such Company Subsidiary’s name on the Sample Calculation. The Total Working Capital Overage/Underage shall be a positive or a negative number.

(nnn) “Working Capital Overage” shall, with respect to the Company or a Company Subsidiary, exist when (and shall be equal to the amount by which) the Closing Company Working Capital or the Closing Company Subsidiary Working Capital, as applicable, exceeds such Person’s Base Amount.

(ooo) “Working Capital Underage” shall, with respect to the Company or a Company Subsidiary, exist when (and shall be equal to the amount by which) such Person’s Base Amount exceeds the Closing Company Working Capital or the Closing Company Subsidiary Working Capital, as applicable.

Section 1.2 Other Capitalized Terms. The following terms shall have the meanings specified in the indicated Section of this Agreement:

Term	Section
Accounting Firm	Section 2.3(b)
Agreement	Preamble
Balance Sheet Date	Section 5.12(b)
Buyer	Preamble
Buyer Indemnitee	Section 11.2(a)
Buyer Representations	Section 11.1
Cap	Section 11.3(a)
Claims Notice	Section 11.4(b)
Closing	Section 3.1
Closing Date	Section 3.1
Company	Preamble
Company Representations	Section 11.1
Company Subsidiaries	Section 5.3(a)
Company Subsidiary	Section 5.3(a)
Company Subsidiary Losses	Section 11.2(a)
Confidentiality Agreement	Section 7.2(b)
Deductible Amount	Section 11.3(b)
DeMinimis Losses	Section 11.3(b)
Equitable Exceptions	Section 4.2
Estimated Accrued Expenses Payable to RSA and Related Parties	Section 2.1(c)
Estimated Assumed Indebtedness Amount	Section 2.1(c)
Estimated Purchase Price	Section 2.1(a)
Estimated Total Closing Adjustment Item	Section 2.1(c)
Estimated Total Working Capital Overage/Underage	Section 2.1(c)
Filing	Section 7.3(c)
Final Accrued Expenses Payable to RSA and Related Parties	Section 2.3(c)
Final Assumed Indebtedness	Section 2.3(c)
Final Purchase Price	Section 2.3(c)
Final Total Closing Adjustment Items	Section 2.3(c)
Final Total Working Capital Overage/Underage	Section 2.3(c)
First Cut-Off Date	Section 11.1
Guarantor	Preamble
Indemnified Parties	Section 7.6(a)
Indemnified Party	Section 7.6(a)
Indemnitee	Section 11.2(b)
Indemnitees	Section 11.2(b)
Information	Section 7.2(b)
Insurance Policies	Section 5.18

Leased Real Property	Section 5.19(b)
Leases	Section 5.19(b)
Losses	Section 11.2(a)
Material Carriers	Section 5.22
Material Contracts	Section 5.10(a)
Notice of Disagreement	Section 2.3(b)
Permits	Section 5.13
Pre-Closing Reorganization	Section 7.13(a)
RBC Financing Statement	Section 7.11
Second Cut-Off Date	Section 11.1
Seller	Preamble
Seller Guarantee	Section 7.11
Seller Indemnitee	Section 11.2(b)
Seller Representations	Section 11.1
Shares	Recitals
Statement	Section 2.3(a)
Termination Date	Section 10.1(b)

Section 1.3 Interpretive Provisions. Unless the express context otherwise requires:

(a) the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b) terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

(c) the terms “Dollars” and “$” mean Canadian dollars;

(d) references herein to a specific Section, Subsection, Recital, Schedule, Annex or Exhibit shall refer, respectively, to Sections, Subsections, Recitals, Schedules, Annexes or Exhibits of this Agreement;

(e) wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(f) references herein to any gender shall include each other gender;

(g) references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this clause (g) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;

(h) references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity;

(i) references herein to any contract or agreement (including this Agreement) mean such contract or agreement as amended, supplemented or modified from time to time in accordance with the terms thereof;

(j) with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”;

(k) references herein to any Law or any license mean such Law or license as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time;

(l) any information or materials shall be deemed provided, made available or delivered to the Buyer if such information or materials have been (i) uploaded to the electronic data room maintained by the Company and its financial advisors for purposes of the transactions contemplated by this Agreement, (ii) provided to Fasken Martineau DuMoulin LLP by Paul, Weiss, Rifkind, Wharton & Garrison LLP on a confidential basis, or (iii) made available to Buyer and its counsel at the offices of Stikeman Elliott LLP, in each case on or before 3:00 p.m. (Toronto time) on May 14, 2014;

(m) the parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement;

(n) references herein to “day” or “days” are to calendar days unless specified as “Business Day” or “Business Days”;

(o) an item arising with respect to a specific representation or warranty shall be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements, to the extent any such phrase appears in such representation or warranty, if and to the extent (i) such item is included in the amount of any reserve, accrual or other similar account on such balance sheet or financial statements, (ii) such item is otherwise demonstrably reflected in the amounts set forth on the balance sheet or financial statements or (iii) such item is described or disclosed in the notes to such balance sheet or financial statements in each case with reasonable specificity as to the nature and value of such item; and

(p) references herein to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder.

Article 2

CALCULATION OF PURCHASE PRICE AND PAYMENT

Section 2.1 Purchase and Sale of the Shares.

(a) The “Estimated Purchase Price” shall be equal to:

(i) $500,000,000;

(ii) plus the Estimated Total Working Capital Overage/Underage;

(iii) minus the sum of:

(A)	the Parent Debt Payoff Amount;

(B)	the Estimated Assumed Indebtedness Amount; and

(C)	the Estimated Accrued Expenses Payable to RSA and Related Parties;

(iv) plus each Estimated Total Closing Adjustment Item;

(v) minus Gross Proceeds to Minority Holders.

The Estimated Purchase Price shall be subject to adjustment following the Closing pursuant to Section 2.3.

(b) At the Closing provided for in Article 3, upon the terms and subject to the conditions of this Agreement, and with effect as of the Effective Time, the Seller shall sell, transfer and deliver to the Buyer, and the Buyer shall purchase from the Seller, the Shares for an amount equal to the Estimated Purchase Price.

(c) At least five (5) Business Days prior to the Closing Date, the Company shall deliver to the Buyer a good faith estimate of: (i) Closing Company Working Capital and Closing Company Subsidiary Working Capital for each Company Subsidiary, in each case prepared in accordance with the Balance Sheet Rules, and the resulting Working Capital Overage or Working Capital Underage for each of the Company and the Company Subsidiaries and the Total Working Capital Overage/Underage (the “Estimated Total Working Capital Overage/Underage”); (ii) the amount of each Total Closing Adjustment Item prepared in accordance with the Balance Sheet Rules, (each, an “Estimated Total Closing Adjustment Item”), (iii) the amount of Assumed Indebtedness prepared in accordance with the Balance Sheet Rules (the “Estimated Assumed Indebtedness Amount”); and (iv) the amount of the Accrued Expenses Payable to RSA and Related Parties prepared in accordance with the Balance Sheet Rules (the “Estimated Accrued Expenses Payable to RSA and Related Parties”), in each case reasonably satisfactory to the Buyer.

Section 2.2 Transactions to be Effected at the Closing. At the Closing and with effect as of the Effective Time, the following transactions shall be effected by the parties hereto:

(a) The Seller shall deliver to the Buyer (i) the certificates representing the Shares marked cancelled and (ii) the newly issued certificates representing the Shares registered in the name of the Buyer.

(b) The Buyer shall pay to the Seller by wire transfer of immediately available funds to a bank account designated in writing by the Seller (such designation to be made at least five (5) Business Days prior to the Closing Date) an amount equal to the Estimated Purchase Price less the Holdback Amount.

(c) The Buyer shall deliver by wire transfer of immediately available funds to the Person(s) and to such bank accounts designated in writing by the Company (such designation to be made at least five (5) Business Days prior to the Closing Date) amounts equal to the Parent Debt Payoff Amount and the Estimated Accrued Expenses Payable to RSA and Related Parties.

Section 2.3 Purchase Price Adjustment.

(a) Within sixty (60) days after the Closing Date, the Buyer shall deliver to the Seller a statement (the “Statement”) of the Closing Company Working Capital, the Closing Company Subsidiary Working Capital, each Total Closing Adjustment Item, the Assumed Indebtedness and the Accrued Expenses Payable to RSA and Related Parties, in each case prepared in accordance with the Balance Sheet Rules. The Buyer shall not amend, supplement or modify the Statement following its delivery to the Seller. The Buyer and the Seller acknowledge that no adjustments shall be made to the Base Amounts.

(b) The Statement shall become final and binding upon the parties hereto on the thirtieth (30th) day following the date on which the Statement was delivered to the Seller, unless the Seller delivers written notice of its disagreement with the Statement (a “Notice of Disagreement”) to the Buyer prior to such date. Any Notice of Disagreement shall (i) specify in reasonable detail the nature of any disagreement so asserted and (ii) only include good faith disagreements based on Closing Company Working Capital, Closing Company Subsidiary Working Capital, any Total Closing Adjustment Item, Assumed Indebtedness and/or Accrued Expenses Payable to RSA and Related Parties not being calculated in accordance with the Balance Sheet Rules. If a Notice of Disagreement is received by the Buyer prior to the thirtieth (30th) day following the date on which the Statement was delivered to the Seller, then the Statement (as revised in accordance with this sentence) shall become final and binding upon the Seller and the Buyer on the earlier of (A) the date the Seller and the Buyer resolve in writing any differences they have with respect to the matters specified in the Notice of

Disagreement and (B) the date any disputed matters are finally resolved in writing by the Accounting Firm. During the fourteen (14)-day period following the delivery of a Notice of Disagreement, the Seller and the Buyer shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement. If at the end of such fourteen (14)-day period the Seller and the Buyer have not resolved in writing the matters specified in the Notice of Disagreement, the Seller and the Buyer shall submit to an independent accounting firm (the “Accounting Firm”) for arbitration, in accordance with the standards set forth in this Section 2.3, only matters that remain in dispute. The Accounting Firm shall be Grant Thornton LLP or, if such firm is unable or unwilling to act, such other internationally recognized independent public accounting firm or valuation firm as shall be agreed upon by the Seller and the Buyer in writing. The Seller and the Buyer shall use reasonable efforts to cause the Accounting Firm to render a written decision resolving the matters submitted to the Accounting Firm within thirty (30) days of the receipt of such submission. The scope of the disputes to be resolved by the Accounting Firm shall be limited to fixing mathematical errors and determining whether the items in dispute were determined in accordance with the Balance Sheet Rules and the Accounting Firm is not to make any other determination, including any determination as to whether the Base Amounts, Estimated Total Working Capital Overage/Underage, any Estimated Total Closing Adjustment Item, the Estimated Assumed Indebtedness Amount or the Estimated Accrued Expenses Payable to RSA and Related Parties are correct. The Accounting Firm’s decision shall be based solely on written submissions by the Seller and the Buyer and their respective Representatives and not by independent review and shall be final and binding on all of the parties hereto. The Accounting Firm may not assign a value greater than the greatest value for such item claimed by either party or less than the lowest value for such item claimed by either party. Judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced. The fees and expenses of the Accounting Firm incurred pursuant to this Section 2.3 shall be borne pro rata as between the Seller, on the one hand, and the Buyer, on the other hand, in proportion to the final allocation made by such Accounting Firm of the disputed items (in the aggregate) proportional to the claims made by the Seller and the Buyer, such that the prevailing party pays the lesser proportion of such fees, costs and expenses.

(c) For the purposes of this Agreement, “Final Total Working Capital Overage/Underage” means the Total Working Capital Overage/Underage, “Final Total Closing Adjustment Items” means the Total Closing Adjustment Items, “Final Assumed Indebtedness” means the Assumed Indebtedness, and “Final Accrued Expenses Payable to RSA and Related Parties” means the Accrued Expenses Payable to RSA and Related Parties, in each case as finally agreed or determined in accordance with Section 2.3(b). The Estimated Purchase Price shall be recalculated in accordance with the Balance Sheet Rules using the Final Total Working Capital Overage/Underage, each of the Final Total Closing Adjustment Items, the Final Assumed Indebtedness and the Final Accrued Expenses Payable to RSA and Related Parties (such recalculated amount, the “Final Purchase Price”). If the Final Purchase Price is greater than the Estimated Purchase Price, the Buyer shall, within five (5) Business Days after the Final Total Working Capital Overage/Underage, the Final Total Closing Adjustment Items, the Final

Assumed Indebtedness and the Final Accrued Expenses Payable to RSA and Related Parties have been determined, make payment by wire transfer of immediately available funds to the Seller in the amount of any such excess plus the Holdback Amount. If the Final Purchase Price is less than the Estimated Purchase Price, then, within five (5) Business Days after the Final Total Working Capital Overage/Underage, the Final Total Closing Adjustment Items, the Final Assumed Indebtedness and the Final Accrued Expenses Payable to RSA and Related Parties have been determined, (i) the Seller shall make payment by wire transfer of immediately available funds to the Buyer in the amount of any such deficit less the Holdback Amount in the event that such deficit is greater than the Holdback Amount, (ii) the Buyer shall make payment by wire transfer of immediately available funds to the Seller in the amount of the Holdback Amount less any such deficit in the event that such deficit is less than the Holdback Amount, or (iii) the Buyer shall retain the Holdback Amount for its own account in the event that such deficit is equal to or greater than the Holdback Amount. If the Final Purchase Price is equal to the Estimated Purchase Price, the Buyer shall, within five (5) Business Days after the Final Total Working Capital Overage/Underage, the Final Total Closing Adjustment Items, the Final Assumed Indebtedness and the Final Accrued Expenses Payable to RSA and Related Parties have been determined, make payment by wire transfer of immediately available funds to the Seller in the amount of the Holdback Amount. Upon payment of the amounts provided in this Section 2.3(c), none of the parties hereto may make or assert any claim under this Section 2.3.

(d) Following the Closing until the final determination and payment of the Final Purchase Price in accordance with this Section 2.3, the Buyer shall not take any action with respect to the accounting books and records of the Company, or the items reflected thereon, on which the Statement is to be based, that is inconsistent with the Company’s past practices. No actions taken by the Buyer on its own behalf or on behalf of the Company or the Company Subsidiaries, on or following the Closing Date shall be given effect for purposes of determining the Closing Company Working Capital, Closing Company Subsidiary Working Capital, the Total Working Capital Overage/Underage, any Closing Adjustment Items, any Total Closing Adjustment Items, Assumed Indebtedness or Accrued Expenses Payable to RSA and Related Parties. During the period of time from and after the Closing Date through the final determination and payment of the Final Purchase Price in accordance with this Section 2.3, the Buyer shall afford, and shall cause the Company and the Company Subsidiaries to afford, to the Seller and any accountants, counsel or financial advisers retained by the Seller or its Affiliates in connection with the review of the Closing Company Working Capital, Closing Company Subsidiary Working Capital, Total Working Capital Overage/Underage, any Closing Adjustment Items, any Total Closing Adjustment Items, Assumed Indebtedness or Accrued Expenses Payable to RSA and Related Parties in accordance with this Section 2.3, direct access during normal business hours upon reasonable advance notice to all the properties, books, contracts, personnel, Representatives (including the Company’s accountants) and records of the Company, the Company Subsidiaries and such Representatives (including the work papers of the Company’s accountants) relevant to the review of the Statement and the Buyer’s determination of the Closing Company Working Capital, Closing Company Subsidiary Working Capital, Total Working Capital Overage/Underage, any Closing Adjustment Items, any Total Closing Adjustment Items, Assumed Indebtedness or Accrued Expenses Payable to RSA and Related Parties in accordance with this Section 2.3.

Article 3

THE CLOSING

Section 3.1 Closing; Closing Date. The closing of the sale and purchase of the Shares contemplated hereby (the “Closing”) shall take place at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, Toronto-Dominion Centre, 77 King Street West, Suite 3100, Toronto, Ontario M5K 1J3, at 10:00 a.m. local time (but with effect as of the Effective Time), on (a) July 1, 2014, if (but only if) the conditions to the Closing set forth in Articles 8 and 9 (other than those conditions which, by their terms, are to be satisfied or waived at the Closing) shall have been satisfied or waived by the party hereto entitled to waive the same prior to June 24, 2014, (b) the fifth (5th) Business Day after the date that all of the conditions to the Closing set forth in Articles 8 and 9 (other than those conditions which, by their terms, are to be satisfied or waived at the Closing) shall have been satisfied or waived by the party hereto entitled to waive the same, if (but only if) such conditions have been satisfied or waived at any time on or after June 25, 2014, or (c) at such other time, place and date that the Seller and the Buyer may agree in writing; provided, however, that if the Buyer determines, in its sole discretion, that it is unable to draw on its credit facility without adverse consequence in respect of its debt covenants prior to July 1, 2014 in order to satisfy its payment obligations under this Agreement, then such date shall be July 7, 2014. The date upon which the Closing occurs is referred to herein as the “Closing Date.”

Article 4

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Buyer as follows:

Section 4.1 Organization. The Seller is a corporation duly incorporated and validly existing under the Canada Business Corporations Act and is not a non-resident of Canada for the purposes of the Tax Act.

Section 4.2 Binding Obligations. The Seller has all requisite corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby and the execution, delivery and performance by the Seller of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all required corporate action on the part of the Seller and no other corporate proceedings on the part of the Seller are necessary to authorize the execution and delivery and performance of this Agreement by the Seller. This Agreement has been duly executed and delivered by the Seller and assuming that this Agreement constitutes the legal, valid and binding obligations of each of the Buyer and the Guarantor, constitutes the legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with its terms, except to the extent that the enforceability thereof may be limited by: (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies; and (ii) general principles of equity (collectively, the “Equitable Exceptions”).

Section 4.3 No Defaults or Conflicts. Except for the Competition Act Approval and except as set forth on Schedule 4.4, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Seller and performance by the Seller of its obligations hereunder (i) do not result in any violation of the applicable organizational documents of the Seller; (ii) except as set forth on Schedule 4.3, do not conflict with, or result in a breach of any of the terms or provisions of, or constitute a default under any material agreement or instrument to which the Seller is a party or by which it is bound or to which its properties are subject; and (iii) do not violate any existing applicable Law, judgment, order or decree of any Governmental Authority having jurisdiction over the Seller or any of its properties.

Section 4.4 No Governmental Authorization Required. Except for the Competition Act Approval and except as set forth on Schedule 4.4, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority will be required to be obtained or made by the Seller in connection with the due execution, delivery and performance by the Seller of this Agreement and the consummation by the Seller of the transactions contemplated hereby.

Section 4.5 The Shares. Schedule 4.5 sets forth the Seller’s registered and beneficial ownership in the capital of the Company as of the date hereof. Other than the shares in the capital of the Company set forth on Schedule 4.5, the Seller has, as of the date hereof, no other equity interests or rights to acquire equity interests in the Company or the Company Subsidiaries as of the date hereof. The Seller has registered and beneficial title to the Shares set forth opposite its name on Schedule 4.5, free and clear of all Encumbrances, except (i) Permitted Encumbrances against such Shares all of which will be discharged on or prior to the Closing Date, (ii) Encumbrances on transfer imposed under applicable securities Laws or under the articles of incorporation of the Company and (iii) Encumbrances created by the Buyer’s or its Affiliate’s acts. No Person has any oral or written agreement, option, warrant, right, privilege or any other right, commitment or arrangement of any character capable of becoming any of the foregoing (whether legal, equitable, contractual or otherwise), for the purchase or other acquisition from the Seller of any of the Shares held by it. Assuming the Buyer has the requisite power and authority to be the lawful owner of the Shares, upon delivery to the Buyer at the Closing of certificates representing the Shares, registered in the name of the Buyer, and upon receipt of payment of the amounts due under Section 2.1(b) and Section 2.1(c), title to the Shares will pass to the Buyer as of the Effective Time, free and clear of any Encumbrances, other than those arising from acts of the Buyer or its Affiliates and Encumbrances on transfer imposed under applicable securities Laws or under the articles of incorporation of the Company.

Section 4.6 Litigation. As of the date of this Agreement, there is no Action in progress, pending or, to the knowledge of the Seller, threatened against the Seller which seeks to prevent the Seller from consummating the transactions contemplated by this Agreement.

Section 4.7 Exclusivity of Representations. The representations and warranties made by the Seller in this Agreement are the exclusive representations and warranties made by the Seller. The Seller hereby disclaims any other express or implied representations or warranties. The Seller is not, directly or indirectly, making any representations or warranties regarding pro-forma financial information, financial projections or other forward-looking statements of the Company or the Company Subsidiaries.

Article 5

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Buyer as follows:

Section 5.1 Organization and Qualification. The Company is a corporation duly incorporated and validly existing under the Canada Business Corporations Act. Each Company Subsidiary is duly incorporated and validly existing (or the equivalent thereof) under the laws of the jurisdiction in which it is incorporated. The Company and each Company Subsidiary have all requisite corporate power and authority to own, lease and operate their respective properties and carry on their business as presently owned or conducted. Except as set forth on Schedule 5.9 and Schedule 5.13, the Company and each Company Subsidiary is qualified, licensed or registered to transact business and is in good standing (or the equivalent thereof) in each jurisdiction in which the ownership or lease of property or the conduct of their business requires such qualification, license or registration. The Company has made available to the Buyer true and complete corporate records for the Company and each Company Subsidiary as in effect on the date hereof. Such corporate records have been maintained in accordance with Law in all material respects and contain complete and accurate: (i) minutes of all meetings of the directors, any committee thereof and the shareholders of each Company Subsidiary held since the date of incorporation or amalgamation, as applicable; and (ii) resolutions of the directors, any committee thereof and the shareholders of the Company and each Company Subsidiary passed by signature in writing since the date of incorporation or amalgamation, as applicable. Such corporate records reflect all actions taken and resolutions passed by the directors and shareholders of the Company since the date of incorporation or amalgamation, as applicable. All resolutions contained in such records have been duly passed and all such meetings have been duly called and held. The share certificate books, register of shareholders, register of transfer and register of directors of the Company and each Company Subsidiary are complete and accurate.

Section 5.2 Capitalization of the Company.

(a) Schedule 5.2(a) sets forth a complete and accurate list of the authorized, issued and outstanding shares in the capital of the Company as of the date hereof. Except as set forth on Schedule 5.2(a), there are no other shares or other equity securities of the Company authorized, issued, reserved for issuance or outstanding and no outstanding or authorized options, warrants, convertible or exchangeable securities, subscriptions, rights (including any preemptive rights), calls or commitments of any character whatsoever, relating to the shares in the capital of, or other equity or voting interest in, the Company, to which the Company or any of the Company Subsidiaries is a party or is bound requiring the issuance, delivery or sale of shares in the capital of the Company. There are no outstanding or authorized share appreciation, phantom shares, profit participation or similar rights with respect to the shares in the capital of, or other equity or voting interest in, the Company to which the Company is a party or is bound. The Company has no authorized or outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the shareholders of the Company on any matter. There are no contracts to which the Company is a party or by which it is bound to (x) repurchase, redeem or otherwise acquire any shares in the capital of, or other equity or voting interest in, the Company or (y) vote or dispose of any shares in the capital of, or other equity or voting interest in, the Company. There are no irrevocable proxies and no voting agreements with respect to any shares in the capital of, or other equity or voting interest in, the Company.

(b) All of the issued and outstanding shares in the capital of the Company are duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights in respect thereto.

Section 5.3 Subsidiaries.

(a) Schedule 5.3(a) sets forth a complete and accurate list of the name and jurisdiction of each of the Company’s Subsidiaries (each a “Company Subsidiary,” and collectively, the “Company Subsidiaries”), the authorized, issued and outstanding shares in the capital of each Company Subsidiary and the registered and beneficial owner of such shares. The outstanding shares in the capital of each Company Subsidiary set forth opposite the Company Subsidiary’s name on Schedule 5.3(a) are duly authorized, validly issued, fully paid and non-assessable and, except as set forth on Schedule 5.3(a), directly owned as the registered and beneficial owner by the Company or another Company Subsidiary, and such shares directly owned by the Company or another Company Subsidiary are free and clear of any Encumbrances other than (i) Permitted Encumbrances, (ii) Encumbrances on transfer imposed under applicable securities Law and under the articles of incorporation of any Company Subsidiary and (iii) Encumbrances created by the Buyer’s or its Affiliates’ acts. Except as set forth on Schedule 5.3(a), there are no other shares or equity securities of any Company Subsidiary authorized, issued, reserved for issuance or outstanding and no outstanding or authorized options, warrants, convertible or exchangeable securities, subscriptions, rights (including any preemptive rights), share appreciation rights, calls or commitments of any character whatsoever to which any Company Subsidiary is a party or may be bound requiring the issuance, delivery or sale of shares in the capital of any Company Subsidiary. No Company Subsidiary has any authorized or outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the equity holders of such Company Subsidiary on any matter. Except as set forth on Schedule 5.3(a), there are no contracts to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound to (i) repurchase, redeem or otherwise acquire any shares in the capital of, or other equity or voting interest in, any Company Subsidiary or (ii) vote or dispose of any shares in the capital of, or other equity or voting interest in, any Company Subsidiary. Except as set forth on Schedule 5.3(a), there are no irrevocable proxies and no voting agreements with respect to any shares in the capital of, or other equity or voting interest in, any Company Subsidiary.

(b) Neither the Company nor any Company Subsidiary owns, directly or indirectly, any shares in the capital of, or equity ownership or voting interest in, any Person (other than a Company Subsidiary).

Section 5.4 Binding Obligation. The Company has all requisite corporate authority and power to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. This Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all required corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming that this Agreement constitutes the legal, valid and binding obligation of each of the Buyer and the Guarantor, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that the enforceability thereof may be limited by the Equitable Exceptions.

Section 5.5 No Defaults or Conflicts. Except for the Competition Act Approval and except as set forth on Schedule 5.6, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Company and performance by the Company of its obligations hereunder (i) does not result in any violation of the articles of incorporation (or other comparable organizational document) of the Company or any Company Subsidiary; (ii) except as set forth on Schedule 5.5, does not conflict with, or result in a breach of any of the terms or provisions of, or constitute a default under any Material Contract or Lease (subject to any applicable consent rights of a lessor under a Lease); and (iii) does not violate any existing applicable Law, judgment, order or decree of any Governmental Authority having jurisdiction over the Company, the Company Subsidiaries or any of their Leased Real Property.

Section 5.6 No Governmental Authorization Required. Except for the Competition Act Approval and except as set forth on Schedule 5.6, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority will be required to be obtained or made by the Company in connection with the due execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby.

Section 5.7 Financial Statements.

(a) The Financial Statements fairly present, in all material respects, the consolidated financial position of the Company and Company Subsidiaries and the results of their consolidated operations, changes in equity and cash flows as of the dates and for the periods indicated, in each case in accordance with IFRS applied on a consistent basis, with only such deviations from such accounting principles and/or their consistent application as are referred to in the notes to the Financial Statements.

(b) Except (i) as set forth in the Statement or the Balance Sheets, (ii) for liabilities incurred in the ordinary course of business, consistent with past practice since the Balance Sheet Date, and (iii) for liabilities permitted or contemplated by this Agreement, the Company and the Company Subsidiaries do not have any liabilities of a type that are required by IFRS to be reflected or reserved against in a balance sheet of the Company and the Company Subsidiaries.

Section 5.8 Intellectual Property and Information Technology.

(a) Except as set forth on Schedule 5.8(a), the Company or a Company Subsidiary is the exclusive owner of (free of all Encumbrances or adverse rights or interests of third parties, except Permitted Encumbrances), or a licensee under a valid license (which license provides for the required rights) for, all Intellectual Property used in the operation of the business of the Company and the Company Subsidiaries as currently conducted and as conducted in the twelve (12) months prior to the date hereof. With the exception of Software Files and any websites, neither the Company nor any Company Subsidiary owns any Software which is material to the operation of the business of the Company or any of the Company Subsidiaries.

(b) There are no Actions pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary alleging that the Company or any Company Subsidiary is infringing, misappropriating or otherwise violating any Intellectual Property rights of any third party.

(c) To the knowledge of the Company, no Person is infringing, misappropriating or otherwise violating the rights of the Company or any Company Subsidiary with respect to their material Intellectual Property, including any such Intellectual Property used in the operation of their business. To the knowledge of the Company, the current conduct of the business by the Company or any Company Subsidiary does not infringe, misappropriate or violate, and the prior conduct of the Company or any Company Subsidiary in the operation of their business has not infringed, misappropriated or violated the Intellectual Property of any Person in any material respect.

Section 5.9 Compliance with the Laws. Except as set forth on Schedule 5.9, the business of the Company and the Company Subsidiaries, is not being conducted in violation of any applicable Laws, except such violations which, individually or in the aggregate, would not be material to the operation of the business of the

Company and the Company Subsidiaries. No representation or warranty is given under this Section 5.9 with respect to Taxes, labour or employment, Environmental Laws, or ethical practices which matters are covered exclusively under Sections 5.12 (Taxes), 5.14 (Employee Benefit Plans), 5.15 (Labour Relations), 5.16 (Employment Matters), 5.17 (Environmental Compliance), 5.26 (Ethical Practices), and 5.28 (Workers’ Compensation), respectively.

Section 5.10 Contracts.

(a) Schedule 5.10 lists or describes all written contracts, agreements and instruments (other than Company Plans and Leases) to which, as of the date hereof, the Company or any Company Subsidiary is a party or to which their respective assets, property or business are bound or subject (collectively, the contracts set forth on Schedule 5.10 are referred to herein as the “Material Contracts”) that:

(i) the Company or any Company Subsidiary has made payments under of more than $1,000,000 in the year ended December 31, 2013, or the Company or any Company Subsidiary has received payments (excluding premiums received on behalf of any Material Carrier) pursuant to of more than $1,000,000 in the year ended December 31, 2013 (excluding, for the purposes of this clause (i), any contracts between the Company or any Company Subsidiary and any Material Carrier);

(ii) are currently in effect between the Company or any Company Subsidiary and any Material Carrier (A) that generally may not be terminated by any party thereto with notice of less than three (3) months and (B) pursuant to which the Company or any Company Subsidiary would reasonably be expected to receive future payments in excess of $1,500,000 during the year ending December 31, 2014;

(iii) are contracts, agreements or instruments relating to Indebtedness (other than any Indebtedness to be paid at Closing as described in Section 2.2);

(iv) are partnership, joint venture, shareholder or similar agreements;

(v) are contracts, agreements or instruments which restrict the Company or any Company Subsidiary from engaging in any, or any aspect of its, business in Canada;

(vi) involve any standstill or similar arrangement in effect on the date hereof;

(vii) contain a right of first refusal, first offer or first negotiation;

(viii) the Company or any Company Subsidiary has granted any exclusive marketing, sales representative relationship or franchising consignment to any third party; or

(ix) are contracts, agreements or instruments relating to Software or Hardware that are material to the operation of the business of the Company or any Company Subsidiary, excluding ordinary course telecommunications equipment agreements containing no substantive changes from the telecommunications equipment vendor’s standard terms.

(b) Except as set forth on Schedule 5.10, with respect to all Material Contracts, neither the Company, any Company Subsidiary nor, to the knowledge of the Company, any other party to any such contract is in breach thereof or default thereunder and there does not exist under any thereof any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by the Company, any Company Subsidiary or, to the knowledge of the Company, any other party, in each case except for such breaches, defaults and events as to which requisite waivers or consents have been obtained.

Section 5.11 Litigation. Except as set forth on Schedule 5.11, as of the date hereof, there are no Actions in progress, pending, or to the knowledge of the Company, threatened in writing against the Company or any Company Subsidiary involving a claim in excess of $100,000. As of the date hereof, neither the Company nor any Company Subsidiary is subject to any unsatisfied order, judgment, injunction, ruling, decision, award or decree of any Governmental Authority.

Section 5.12 Tax Matters.

(a) Except as set forth on Schedule 5.12(a), the Company and each Company Subsidiary have properly completed and timely filed all Tax Returns required to be filed by them and have timely paid all Taxes due and owing (whether or not shown on any Tax Return). All such Tax Returns are complete and accurate in all respects and were prepared in compliance with all applicable Law. The Company and each Company Subsidiary has duly and timely complied with all installment requirements imposed on the Company and each Company Subsidiary. The Company has made available correct and complete copies of all Tax Returns, and has made available correct and complete copies of all examination reports, and statements of deficiencies assessed against or agreed to by the Company or any of its Company Subsidiaries. There are no currently effective agreements or waivers extending the time for the filing of a Tax Return or payment of Taxes by the Company or any Company Subsidiary.

(b) The Company and each Company Subsidiary has established an adequate accrual or reserve in accordance with IFRS for the payment of all Taxes payable in respect of the periods or portions thereof prior to the date of the most recent Balance Sheet (the “Balance Sheet Date”) (which accrual or reserve as of the Balance Sheet Date is fully reflected on the most recent Balance Sheet), and has no liability for Taxes for periods or portions of periods prior to the Balance Sheet Date in excess of the accruals or reserves so established. Neither the Company nor any Company Subsidiary has any liability for unpaid Taxes accruing after the Balance Sheet Date except for Taxes arising in the ordinary course of business subsequent to the Balance Sheet Date.

(c) No deficiencies for any Tax have been threatened, claimed, proposed or assessed against the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has received any written notification from any Governmental Authority regarding any Tax issues that (a) are currently pending before such Governmental Authority regarding the Company or any Company Subsidiary, or (b) have been raised by such Governmental Authority and not yet finally resolved. No Tax Return of the Company or any Company Subsidiary is under audit by any Governmental Authority. All past audits (if any) have been completed and fully resolved to the satisfaction of the applicable Governmental Authority conducting such audit and all Taxes determined by such audit to be due from the Company or any Company Subsidiary have been paid in full to the applicable Governmental Authority. No Encumbrances with respect to Taxes are currently in effect against any of the assets of the Company or any Company Subsidiary other than Encumbrances that arise by operation of law for Taxes not yet due and payable. There is not in effect any waiver by the Company or any Company Subsidiary of any statute of limitations with respect to any Taxes. Neither the Company nor any Company Subsidiary has consented to extend to a date later than the date of this Agreement the period in which any Tax may be assessed or collected by any Governmental Authority.

(d) The Company and each Company Subsidiary have complied (and until the Closing Date will comply) with all applicable Law relating to the collection, payment and withholding of Taxes, have, within the time and in the manner prescribed by Law, withheld from employee wages and payments to non-residents of Canada (within the meaning of the Tax Act) and paid over to the proper Governmental Authority (or are properly holding for such timely payment) all amounts required to be so withheld and paid over under all applicable Laws (including Part XIII of the Tax Act, Canada Pension Plan, employment insurance, federal and provincial income Taxes and relevant provincial income and employment Tax withholding Laws), and have timely filed all withholding Tax Returns and all Tax Returns related to collection and remittance of Taxes, for all periods through and including the Closing Date.

(e) There are no circumstances existing which could result, and the Closing will not result, in the application to the Company or any of the Company Subsidiaries of any of sections 78 through 80.04 of the Tax Act or any substantially similar provisions of any applicable provincial Tax Laws.

(f) Neither the Company nor any of the Company Subsidiaries has claimed any reserve or deduction or made any election under the Tax Act or under any equivalent provision of Tax Law of any other jurisdiction that could require an amount to be included in the income of the Company or a Company Subsidiary for any period ending after the Closing Date.

(g) Neither the Company nor any of the Company Subsidiaries has entered into any transaction or series of transactions with any non-resident Person with whom the Company does not deal at arm’s length (within the meaning of the Tax Act) that could result in an adjustment referred to in subsection 247(2) of the Tax Act, or the imposition of penalties under subsection 247(3) of the Tax Act.

(h) Neither the Company nor any of the Company Subsidiaries has made a capital dividend election under subsection 83(2) of the Tax Act in an amount which exceeds the amount in the Company’s capital dividend account at the time of such election.

(i) Neither the Company nor any of the Company Subsidiaries has acquired property from a non-arm’s length person, within the meaning of the Tax Act, for consideration, the value of which is less than the fair market value of the property acquired, in circumstances which would subject the Company to a liability under section 160 of the Tax Act.

(j) The Company and each Company Subsidiary is registered for all applicable Canadian federal and provincial value added, sales, use and insurance premium taxes, and such tax registrations are detailed (including the applicable account numbers) on Schedule 5.12(j).

(k) The Company and each Company Subsidiary has charged, collected, reported, remitted and paid all applicable Canadian federal and provincial value added, sales, use and insurance premium taxes and have maintained all of the documents and other records required by Law in respect of such taxes, as well as in respect of any claimed Tax credits, refunds or rebates.

(l) Elections have been made under section 150 of the Excise Tax Act (Canada) by (i) the Company, Cintran Claims Services Inc. and certain other affiliated companies that are not Company Subsidiaries, (ii) Stevenson and Hunt Insurance Brokers Limited and Stevenson and Hunt Insurance Brokers (Toronto) Limited, and (iii) Stevenson and Hunt Insurance Brokers Limited and Stevenson and Hunt Financial Services Inc. Other than the Company and Company Subsidiaries listed in the preceding sentence, no Company Subsidiary has made an election under section 150 of the Excise Tax Act (Canada).

Section 5.13 Permits. Except as set forth on Schedule 5.13, the Company and each Company Subsidiary have all material consents, authorizations, registrations, waivers, privileges, exemptions, qualifications, quotas, certificates, filings, franchises, licenses, notices, permits and rights necessary for the lawful conduct of the Company’s and each Company Subsidiary’s business as presently conducted, or the lawful ownership of properties and assets or the operation of their business as conducted on the date hereof (collectively, “Permits”). All such Permits are in full force and effect, and there has occurred no default under any Permit by the Company or any Company Subsidiary except as would not, individually or in the aggregate, reasonably be expected to be material to the operation of the business of the Company or any Company Subsidiary.

Section 5.14 Employee Benefit Plans. Except as set forth on Schedule 5.14:

(a) the Company and each of the Company Subsidiaries is in material compliance with the terms of each Company Plan and its funding arrangements, applicable Law relating to each Company Plan, employment, employment practices, immigration, wages, hours, and terms and conditions of employment, including employee compensation matters;

(b) each Company Plan has been established, registered (where applicable), administered, and invested in compliance in all material respects with applicable Law and the terms of the applicable Company Plan and any associated funding arrangement;

(c) no Company Plan is a “registered pension plan” as that term is defined in the Tax Act, no Company Plan contains or has at any time contained a “defined benefit provision” as defined in the Tax Act, and no Company Plan is a “multi-employer plan” or “multi-unit plan” or similar as such terms are defined in applicable Canadian pension Laws;

(d) the Company has made available to Buyer all of the material documents that comprise each Company Plan and that continue to be relevant in respect of any employee or former employee including plan texts, funding agreements, descriptions provided to employees and relevant contracts, including all relevant amendments or prior versions, as well as the most recent financial statements with respect to any Company Plan that is a “registered pension plan” as such term is defined in the Tax Act;

(e) all required employer contributions have been made on a timely basis and all employee contributions (if any) to each Company Plan have been properly withheld and fully paid on a timely basis into the funding arrangement for the Company Plan;

(f) no Company Plan provides benefits to any Person who is not an employee, former employee, director, officer or contractor of the Company or the Company Subsidiaries, or a beneficiary or dependent of any of the foregoing Persons;

(g) neither the Company nor any Company Subsidiary is a party to any contract with any director or officer of the Company or any Company Subsidiary, as applicable, (i) the benefits of which are contingent on, or the terms of which are altered as a result of, the execution of this Agreement or the transactions contemplated hereby (whether alone or in connection with any subsequent event(s)), or (ii) providing any fixed term of employment. No Company Plan will provide payments or benefits that shall be increased, paid out or funded, or the vesting of payments or benefits of which shall be accelerated, in each case, as a result of the execution of this Agreement or the transactions contemplated hereby (whether alone or in connection with any subsequent event(s)); and

(h) the actuarial present values of all (i) accrued deferred compensation entitlements (including entitlements under any executive compensation) and (ii) all liabilities associated with post-employment welfare benefits (including any retiree health benefits and life insurance) of employees and former employees of the Company and the Company Subsidiaries and their respective beneficiaries have been fully reflected on the Financial Statements to the extent required by and in accordance with IFRS.

Section 5.15 Labour Relations. Except as set forth on Schedule 5.15:

(a) (i) neither the Company nor any Company Subsidiary is a party to any collective bargaining agreement, and, to the knowledge of the Company, no union organizing effort or attempts to establish any employee association with respect to employees of the Company or any Company Subsidiary is underway and (ii) since January 1, 2013, there has been no labor strike, dispute, slowdown, stoppage or lockout actually pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary. There are no Actions pending or, to the knowledge of the Company, threatened, between the Company or any Company Subsidiary, on the one hand, and any of their respective employees, on the other hand, that would have, or would reasonably be expected to result in, an Action;

(b) there has been no determination by any Governmental Authority that any independent contractor is or was an employee of the Company or any of the Company Subsidiaries for any purpose whatsoever and none of the Company, the Company Subsidiaries or the Seller has received any notice from any Governmental Authority disputing such classification;

(c) all liabilities to or arising in connection with employees of the Company and Company Subsidiaries (including without limitation, all compensation, Taxes, all payments, contributions or premiums required to be remitted in respect of employment insurance, employer health tax, Canada Pension Plan, accrued wages, vacation pay, bonuses, commissions and other compensation) have been paid in a timely fashion and have been properly accrued in the Financial Statements;

(d) since January 1, 2013, neither the Company nor any of the Company Subsidiaries has received notice of any resignation or cancellation of the employment relationship between the Company or any Company Subsidiary and any employee who accounted (including through sales to clients) for revenues in excess of $100,000 in the year ended December 31, 2013. Except where such change is contemplated by this Agreement, the Company has no knowledge of any present or impending change, modification or alteration in any of the relationships of the Company or any Company Subsidiaries with any employee who accounted (including through sales to clients) for revenues in excess of $100,000 in the year ended December 31, 2013; and

(e) except as contemplated by this Agreement, neither the execution of this Agreement nor the consummation of any of the transactions contemplated in this Agreement will:

(i) result in any payment (including, without limitation, bonus, golden parachute, retirement, severance, retiring allowance or similar payment, or any other benefit or enhanced benefit) becoming due or payable to any employee, director or consultant;

(ii) increase the compensation or benefits otherwise payable to any employee, director or consultant; or

(iii) entitle any employee to any job security or similar entitlement.

Section 5.16 Employment Matters.

(a) Schedule 5.16(a) sets forth, with respect to the management and producers who are employees of the Company and each Company Subsidiary, as of the date of this Agreement:

(i) their position/title;

(ii) their status (e.g. full-time, part-time, temporary, casual, seasonal, co-op student);

(iii) their total annual remuneration as at the date hereof, including a breakdown of (1) current base salary, and (2) bonus or other incentive compensation paid during the twelve (12) months ended March 31, 2014, if any;

(iv) their age;

(v) their hire date; and

(vi) whether such employees are on any approved or statutory leave of absence, and if so, the reason for such absence and the expected date of return.

(b) The Company and each Company Subsidiary is in material compliance with all Employment Laws, and to the knowledge of the Seller, has not and is not engaged in any unfair labour practice. As of the date of this Agreement, no written notice has been received by the Company or any Company Subsidiary or the Seller in the 12 months prior to the date hereof notifying the Company or any Company Subsidiary that the Company or any Company Subsidiary has engaged in, or is engaging in, any unfair labour practice.

(c) As of the date of this Agreement, no unfair labour practice complaint against the Company or any Company Subsidiary is pending before any labour relations board or similar Governmental Authority.

(d) Except as set forth on Schedule 5.16(d), there are no written employment contracts with any management or producers who are employees of the Company or any Company Subsidiary.

(e) Except as set forth on Schedule 5.16(e), no management or producer who is an employee of the Company or any Company Subsidiary has any agreement binding upon the Company or any Company Subsidiary to the effect that the length of notice of termination or severance or termination payment required to terminate his or her employment or retainer, or any combination thereof, or any entitlement upon the completion of the transactions contemplated by this Agreement or as a result of any other change of control of the Company or any Company Subsidiary, is other than such as results under applicable law. All of the employees of the Company or any Company Subsidiary can be terminated on adequate notice at law.

Section 5.17 Environmental Compliance. (i) Except as set forth on Schedule 5.17, each of the Company and each Company Subsidiary is in compliance with all applicable Environmental Laws, except where the failure to be in compliance would not, individually or in the aggregate, result in a Material Adverse Effect; (ii) each of the Company and each Company Subsidiary have all permits, authorizations and approvals required under any applicable Environmental Laws for the operation of the business of the Company and the Company Subsidiaries as presently conducted, except where the failure to have such permits, authorizations and approvals would not, individually or in the aggregate, result in a Material Adverse Effect and are each in compliance with the requirements of such permits, authorizations and approvals, except where the failure to be in compliance would not, individually or in the aggregate, be material; (iii) there are no material pending or to the knowledge of the Company, threatened Environmental Claims against the Company or any Company Subsidiary; and (iv) to the knowledge of the Company, no release of any Hazardous Substance has occurred on, in, under or from the Leased Real Property for which there was an obligation under any Environmental Law to perform any investigation or remedial action except for releases that would not result in a Material Adverse Effect. The representations and warranties set forth in this Section 5.17 are the exclusive representations and warranties made by the Company with respect to Environmental Claims and matters arising under or pursuant to Environmental Laws.

Section 5.18 Insurance Policies. All insurance policies (the “Insurance Policies”) with respect to the material properties, assets, or business of the Company and the Company Subsidiaries are in full force and effect and all premiums due and payable thereon have been paid in full. As of the date hereof, neither the Company nor any Company Subsidiary has received either a written notice that could reasonably be expected to be followed by a written notice of cancellation or non-renewal of any Insurance Policy. As a result of the consummation of the transactions contemplated by this Agreement, the Insurance Policies set forth on Schedule 5.18 will cease to be effective as of the time of Closing.

Section 5.19 Real Property.

(a) Neither the Company nor any Company Subsidiaries owns any real property.

(b) Schedule 5.19(b) contains a complete and accurate list as of the date hereof of (i) all real property leased or subleased by the Company or any of the Company Subsidiaries as lessee or sublessee (the “Leased Real Property”) and (ii) all leases or subleases of the Leased Real Property under which the Company or any of the Company Subsidiaries leases or subleases the Leased Real Property, as the same may have been amended, supplemented or otherwise modified from time to time (the “Leases”). The Company and the Company Subsidiaries, as applicable, have valid leasehold interests in the Leased Real Property. With respect to the Leases, neither the Company, any Company Subsidiary nor, to the knowledge of the Company, any other party to any Lease is in breach thereof or default thereunder and there does not exist under any thereof any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by the Company, any Company Subsidiary or, to the knowledge of the Company, any other party, in each case except for such breaches, defaults and events as to which requisite waivers or consents have been obtained or which would not, individually or in the aggregate, reasonably be expected to be material to the operation of the business of the Company or any Company Subsidiary. Each of the Leases is valid and enforceable in accordance with its terms. Each of the Leases covers the entire estate it purports to cover and, except as set forth on Schedule 5.19(b) following Closing, for Leases pursuant to which the Company or any Company Subsidiary is a lessee, will continue to entitle the Company or any Company Subsidiary to the use, occupancy and possession of the real property specified in the Lease for the purposes such property is currently used. The Company or any Company Subsidiary has not waived, or omitted to take any action in respect of, any of its rights under any Lease. Except as set forth on Schedule 5.19(b), the Seller is not aware of any non-disturbance agreements, lessor forbearance agreements, lessor waiver agreements or similar agreements affecting any of the Leases.

(c) Except as set forth on Schedule 5.19(c), to the knowledge of the Company, the Company and each Company Subsidiary has such rights of entry and exit to and from its respective Leased Premises as are reasonably necessary to carry on the business of the Company or such Company Subsidiary, as applicable, substantially in the manner in which it is currently carried on. To the knowledge of the Company, the Leased Premises are zoned and fully serviced to permit the business of the Company or a Company Subsidiary, as applicable, to be carried on substantially in the manner in which it is currently carried on. To the knowledge of the Company, there are no work orders outstanding against the Leased Premises and neither the Company nor any Company Subsidiary has received a deficiency notice, request or written advice of any breach of any Law in respect of the foregoing which could, if not corrected, become a work order that would require a material expenditure of money to correct. Except as set forth on Schedule 5.19(c), there are no matters affecting the right, title and interest of the Company or any Company Subsidiary in and to the Leased Premises which, in the aggregate, would materially adversely affect the ability to carry on the business of the Company or a Company Subsidiary, as applicable, upon the Leased Premises substantially in the manner in which such operations are currently carried on.

Section 5.20 Affiliate Transactions. Except for employment relationships and compensation, benefits, travel advances and employee loans in the ordinary course of business or as set forth on Schedule 5.20, neither the Company nor any Company Subsidiary is a party to any agreement with, or involving the making of any payment or transfer of assets to, the Seller, or any shareholder, officer, member, partner or director of the Seller or any Affiliate of the Seller.

Section 5.21 Absence of Certain Changes or Events. Except as set forth on Schedule 5.21, or as otherwise contemplated by this Agreement, (i) during the period from the Balance Sheet Date to the date of this Agreement, the Company and the Company Subsidiaries have conducted their business in all material respects in the ordinary course of business and they have not engaged in any activities that, if taken after the date of this Agreement, would require the Buyer’s consent pursuant to Section 7.1 and (ii) since the Balance Sheet Date, there has been no Material Adverse Effect.

Section 5.22 Material Carriers. Schedule 5.22 sets forth a list of all insurance carriers that paid more than $1,500,000 in commissions or other payments to the Company or any Company Subsidiary for the fiscal year ended December 31, 2013 (collectively, the “Material Carriers”). Since the Balance Sheet Date through the date of this Agreement, no Material Carrier has terminated its relationship with the Company or any Company Subsidiary or provided written notice to materially and adversely change the commission rate or the amount of its business with the Company or any Company Subsidiary. Except as set forth on Schedule 5.22, as of the date hereof, to the knowledge of the Company, no Material Carrier has given notice of its intention to terminate its relationship with the Company or any Company Subsidiary or materially and adversely change the commission rate or the amount of its business with the Company or any Company Subsidiary. Except as set forth on Section 7.5, as of the Closing Date, to the knowledge of the Company, no Material Carrier has given notice of its intention to terminate its relationship with the Company or any Company Subsidiary or materially and adversely change the commission rate or the amount of its business with the Company or any Company Subsidiary.

Section 5.23 Brokers. Other than Merrill Lynch Canada Inc., no broker, finder or similar intermediary has acted for or on behalf of the Company or any Company Subsidiary in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement with the Company or any Company Subsidiary or any action taken by them. For greater certainty, any fees and expenses payable to Merrill Lynch Canada Inc. in connection with this Agreement or the transactions contemplated hereby shall be paid for by the Seller or included in the calculation of the Closing Adjustment Items.

Section 5.24 Absence of Guarantees. Except as set forth on Schedule 5.24, neither the Company nor any Company Subsidiary has guaranteed or agreed to guarantee Indebtedness or other obligations of third parties or granted any other commitment by which the Company or a Company Subsidiary is, or is contingently, responsible for such Indebtedness (excluding in all cases intercompany Indebtedness).

Section 5.25 Restrictions on Business. Except as set forth on Schedule 5.25, neither the Company nor any Company Subsidiary is a party to any agreement, lease, mortgage, security document, obligation or instrument which after the Closing will materially restrict the ability of the Company or any Company Subsidiary to compete in the line of business that the Company or the Company Subsidiary currently competes in.

Section 5.26 Ethical Practices. To the knowledge of the Company, no employee or representative (in each case, solely to the extent acting in its capacity as such) of the Company or any Company Subsidiary has directly or indirectly: (a) made or received any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to or from any Person, private or public, regardless of form, whether in money, property or services, including (i) to obtain favourable treatment in securing business, (ii) to pay for favourable treatment in business secured, or (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any Company Subsidiary, in each case, in violation of any Law; or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company or any Company Subsidiary or the Financial Statements or the Estimated Total Working Capital Overage/Underage. Neither the Company’s nor any of the Company Subsidiaries’ activities are subject to the Corruption of Foreign Public Officials Act (Canada).

Section 5.27 Conflicts of Interest. Neither the Company nor any Company Subsidiary has any direct or indirect interest in any Person (other than the Company Subsidiaries) that competes with, is a customer or sales agent of or is engaged in any insurance business of the kind being conducted by the Company or the Company Subsidiaries.

Section 5.28 Workers’ Compensation. Except as set forth on Schedule 5.28, neither the Company nor any Company Subsidiary is required to be registered under any Laws related to workers’ compensation matters, and no claims, complaints or assessments regarding such matters have been made against the Company or any Company Subsidiary.

Section 5.29 Certain Commitments. Except as set forth on Schedule 5.29, neither the Company nor any Company Subsidiary is a party to any agreement (i) that provides that when losses of one of its clients exceed $25,000, the Company or the Company Subsidiary, as the case may be, is obligated to assume, directly or indirectly, or to reimburse any other Person for, any portion of said losses, or (ii) under which an amount in excess of $25,000 in any fiscal year of fees, commissions or other payments earned by or payable to the Company or any Company Subsidiary are required to be shared with any other Person (other than with the Company or another Company Subsidiary or payable to officers and employees of the Company and the Company Subsidiaries as compensation in the ordinary course of business).

Section 5.30 Exclusivity of Representations. The representations and warranties made by the Company in this Article 5 (including as modified by the Schedules thereto) are the exclusive representations and warranties made by the Company. The Company hereby disclaims any other express or implied representations or warranties, including as to the condition, value or quality of the Company and the Company Subsidiaries’ business or its or their assets. The Company is not, directly or indirectly, making any representations or warranties regarding the pro-forma financial information, financial projections or other forward-looking statements of the Company or any Company Subsidiary.

Article 6

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Company and the Seller as follows:

Section 6.1 Organization. The Buyer is a corporation duly incorporated and validly existing under the Canada Business Corporations Act, with requisite organizational power and authority to own its properties and carry on its business in all material respects as presently owned or conducted, except where the failure to be so organized, existing and in good standing or to have such power or authority would not reasonably be expected, individually or in the aggregate, to impair the Buyer’s ability to effect the transactions contemplated hereby.

Section 6.2 Binding Obligation. The Buyer has all requisite organizational authority and power to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. This Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of the Buyer and no other proceedings on the part of the Buyer are necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by the Buyer. This Agreement has been duly executed and delivered by the Buyer and, assuming that this Agreement constitutes the legal, valid and binding obligations of the Seller and the Company, constitute the legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with its terms, except to the extent that the enforceability thereof may be limited by the Equitable Exceptions.

Section 6.3 No Defaults or Conflicts. Except for the Competition Act Approval and other than as set forth on Schedule 6.4, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Buyer and performance by the Buyer of its obligations hereunder (i) do not result in any violation of the charter or by-laws or other constituent documents of the Buyer, and (ii) do not conflict with, or result in a breach of any of the terms or provisions of, or constitute a default under any indenture, mortgage or loan or any other agreement or instrument to which the Buyer is a party or by which it is bound or to which its properties may be subject, and (iii) do not violate any existing applicable Law, judgment, order or decree or any Governmental Authority having jurisdiction over the Buyer or any of its properties.

Section 6.4 No Authorization or Consents Required. Except for the Competition Act Approval and other than as set forth on Schedule 6.4, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or any other Person will be required to be obtained or made by the Buyer in connection with the due execution, delivery and performance by the Buyer of this Agreement and the consummation by the Buyer of the transactions contemplated hereby.

Section 6.5 Brokers. No broker, finder or similar intermediary has acted for or on behalf of the Buyer in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement with the Buyer or any action taken by the Buyer.

Section 6.6 Sufficient Funds. As of the Closing Date, the Buyer will have sufficient cash in immediately available funds to pay the amounts due under Section 2.2(b) and Section 2.2(c), any adjustments to the Estimated Purchase Price under Section 2.3 and all of its fees and expenses in order to consummate the transactions contemplated by this Agreement. The Buyer confirms that it is not a condition to Closing or any of its other obligations under this Agreement that the Buyer obtain financing for or in connection with the transactions contemplated by this Agreement.

Section 6.7 Investment Canada Act. The Buyer is a “WTO Investor” for purposes of the Investment Canada Act.

Section 6.8 Litigation. There is no Action in progress, pending or, to the knowledge of the Buyer, threatened against the Buyer or any material portion of its properties or assets with respect to which there is a substantial possibility of a determination which questions the validity or legality of this Agreement or the transactions contemplated hereby or which seeks to prevent the transactions contemplated hereby or otherwise would reasonably be expected, individually or in the aggregate, to impair the Buyer’s ability to effect the transactions contemplated hereby.

Section 6.9 Buyer’s Reliance. The Buyer acknowledges that none of the Seller, the Company or any other Person has made any representation or warranty, expressed or implied, as to the accuracy or completeness of any information regarding the Shares, the Company and the Company Subsidiaries furnished or made available to the Buyer and its Representatives, except as expressly set forth in Articles 4 and 5 of this Agreement, and neither of the Seller or any other Person (including any officer, director or shareholder of the Seller) shall have or be subject to any liability to the Buyer, or any other Person, resulting from the Buyer’s use of any information, documents or material made available to the Buyer in any “data rooms,” management presentations or due diligence in expectation of the transactions contemplated hereby. The Buyer acknowledges that, should the Closing occur, the Buyer shall acquire the Company and the Company Subsidiaries without any representation or warranty as to merchantability or fitness for any particular purpose of their respective assets, in an “as is” condition and on a “where is” basis, except as otherwise expressly represented or warranted in Articles 4 and 5 of this Agreement; provided, however, that nothing in this Section 6.9 is intended to limit or modify the representations and warranties contained in Articles 4 and 5. The Buyer acknowledges that, except for the representations and warranties contained in Articles 4 and 5, neither the Company, the Seller nor any other Person has made, and the Buyer has not relied on any other express or implied representation or warranty by or on behalf of the Company or any Seller. The Buyer acknowledges that neither the Company, the Seller nor any other Person, directly or indirectly, has made, and the Buyer has not relied on, any representation or warranty regarding the pro-forma financial information, financial projections or other forward-looking statements of the Company or any Company Subsidiary, and the Buyer will make no claim with respect thereto.

Section 6.10 Investment Purpose.

(a) The Buyer is an “accredited investor” as such term is defined in National Instrument 45-106.

(b) The Buyer has such knowledge and experience in financial and business matters as to be able to evaluate the merits and risks of acquiring the Shares and making an investment in the Company and the Company Subsidiaries. The Buyer understands the nature of an investment in the Company and the Company Subsidiaries and the risks associated with such an investment.

Article 7

COVENANTS

Unless this Agreement is terminated pursuant to Article 10, the parties hereto covenant and agree as follows:

Section 7.1 Conduct of Business of the Company. Except as contemplated by this Agreement or as otherwise set forth on Schedule 7.1, during the period from the date of this Agreement to the earlier of the Closing Date and the termination of this Agreement in accordance with Article 10, the Company shall, and shall, subject to applicable Law, cause the Company Subsidiaries to, conduct their respective business and operations in the ordinary course and, without the prior written consent of the Buyer (which consent shall not be unreasonably withheld or delayed; provided, that the Buyer shall respond as soon as reasonably practicable but in no event later than three (3) Business Days following receipt of the Company’s written request for such response), shall not undertake any of the following actions:

(a) issue, sell or pledge, or authorize or propose the issuance, sale or pledge of (i) additional shares of any class in the capital of the Company

(including the Shares) or any Company Subsidiary, or securities convertible into or exchangeable for any such shares, or any rights, warrants or options to acquire any such shares or other convertible securities of the Company or any Company Subsidiary or (ii) any other securities in respect of, in lieu of, or in substitution for shares in the capital of the Company (including the Shares) or any Company Subsidiary outstanding on the date hereof;

(b) adopt any amendment to the articles of incorporation (or other comparable organizational documents) of the Company or any Company Subsidiary other than to facilitate the transactions contemplated hereby;

(c) incur any Indebtedness (other than ordinary course borrowings under the Assumed Indebtedness and the Parent Debt and other performance bonds or letters of credit entered into in the ordinary course of business consistent with past practice);

(d) (i) increase in any material manner the rate or terms of compensation or benefits of any of its directors, or officers, except as may be required under existing employment agreements or such increases as are granted in the ordinary course of business consistent with past practices, or (ii) pay or agree to pay any pension, retirement allowance or other employee benefit not contemplated by any Company Plan to any director, officer or employee, whether past or present, other than in the ordinary course of business consistent with past practice or as required by Law, or (iii) enter into, adopt or amend any employment, bonus, severance or retirement contract or adopt any employee benefit plan, in each case other than in the ordinary course of business consistent with past practices or as required by Law;

(e) (i) except in the ordinary course of business consistent with past practices, sell, lease, transfer or otherwise dispose of, any of its material property or assets or (ii) create any Encumbrance (other than a Permitted Encumbrance) on any material property or assets;

(f) make any loans, advances or capital contributions, except advances for travel and other normal business expenses to officers and employees in the ordinary course of business consistent with past practices;

(g) materially amend, become subject to, or terminate any Material Contract or any Lease (other than (x) bidding for, entering into, renewing or replacing contracts with customers or suppliers in the ordinary course of business consistent with past practice, (y) terminations of contracts and Leases as a result of the expiration of the term of such contracts or Leases and (z) bidding for, entering into, renewing or replacing Leases in the ordinary course of business consistent with past practice);

(h) materially and adversely change or terminate an existing relationship with any Material Carrier having business dealings with the Company or any Company Subsidiary;

(i) acquire any business or Person, by merger or consolidation, purchase of substantial assets or equity interests, or by any other manner, in a single transaction or a series of related transactions;

(j) write off as uncollectible any notes or accounts receivable, except write offs in the ordinary course of business consistent with past practice charged to applicable reserves;

(k) make any change in any method of accounting or auditing practice other than those required by IFRS;

(l) enter into any transaction with an Affiliate (other than any transaction between the Company and a Company Subsidiary or between Company Subsidiaries);

(m) make or change any material Tax election, file any material amended Tax Return, change any Tax accounting period or settle any material Tax claim relating to the Company or any of the Company Subsidiaries;

(n) cancel or reduce any insurance coverage other than with respect to any Company Plan in the ordinary course of business consistent with past practice;

(o) undertake any material change to the operation of the business as currently conducted by the Company and the Company Subsidiaries; or

(p) agree in writing to take any of the foregoing actions.

Section 7.2 Access to Information; Confidentiality; Public Announcements.

(a) During the period from the date of this Agreement to the earlier of the Closing Date and the termination of the Agreement in accordance with Article 10, the Company shall give the Buyer and its authorized representatives reasonable access during normal business hours to all books, records, offices and other facilities and properties of the Company and each Company Subsidiary as the Buyer, or its authorized representatives may from time to time reasonably request; provided, however, that any such access shall be conducted in a manner not to interfere with the business or operations of the Company and the Company Subsidiaries and the Buyer shall not conduct any invasive sampling or testing with respect to the Leased Real Property. Notwithstanding anything to the contrary in this Agreement, neither the Company nor any Company Subsidiary shall be required to disclose any information to the Buyer, or its authorized representatives, if doing so could violate any Law to which the Company or any Company Subsidiary is a party or to which the Company or any Company Subsidiary are subject. The Seller shall provide to the Buyer, as soon as reasonably practicable after such information becomes available, any monthly financial reports prepared by the Company and/or the Company Subsidiaries.

(b) Any information provided to or obtained by the Buyer or its authorized representatives pursuant to paragraph (a) above shall be “Information” (herein referred to as “Information”) as defined in the Confidentiality Agreement, dated as of February 24, 2014, by and between the Seller and Arthur J. Gallagher & Co. (the “Confidentiality Agreement”), and shall be held by the Buyer in accordance with and be subject to the terms of the Confidentiality Agreement. Notwithstanding anything to the contrary herein, the terms and provisions of the Confidentiality Agreement shall survive the termination of this Agreement in accordance with the terms therein. In the event of the termination of this Agreement for any reason, the Buyer shall comply with the terms and provisions of the Confidentiality Agreement, including returning or destroying all Information and the non-soliciting of employees of the Company and the Company Subsidiaries. The Confidentiality Agreement shall terminate on the Closing Date. On or before the Closing, the Seller shall assign to the Buyer each Other Confidentiality Agreement unless an assignment would violate the terms of such Other Confidentiality Agreement. The Seller shall cause its Representatives to direct each party to an Other Confidentiality Agreement to return or destroy the confidential information received under such Other Confidentiality Agreement in accordance with the terms thereof.

(c) No party hereto will issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other parties hereto; provided, however, that nothing herein will prohibit any party hereto from issuing or causing publication of any such press release or public announcement to the extent that such disclosure is upon advice of counsel required by Law, in which case the party making such determination will, if practicable in the circumstances, use reasonable efforts to allow the other parties hereto reasonable time to comment on such release or announcement in advance of its issuance; provided, further, that nothing herein shall prevent the Company and the Company Subsidiaries from communicating with their respective employees with respect to this Agreement or the transactions contemplated hereby.

Section 7.3 Filings and Authorizations; Consummation.

(a) The parties shall, if required by applicable Law, within five (5) Business Days of the date hereof, file or supply, or cause to be filed or supplied in connection with the transactions contemplated herein, all notifications and information required or, in the opinion of the parties, advisable to obtain the Competition Act Approval, and will use their commercially reasonable efforts to satisfy all requests for additional information and documentation received under or pursuant to those filings, notifications, submissions and the applicable legislation and any orders or requests made by any Governmental Authority under such legislation. The Buyer acknowledges and agrees that it shall pay and shall be solely responsible for the payment of all filing fees and other charges for the filing under the Competition Act.

(b) Each of the parties hereto, as promptly as practicable, shall make, or cause to be made, all other filings and submissions under Law applicable to it, or to its Subsidiaries and Affiliates, as may be required for it to consummate the transactions contemplated herein and use its commercially reasonable efforts (which shall not require any party to make any payment or concession to any Person in connection with obtaining such Person’s consent) to obtain, or cause to be obtained, all other authorizations, approvals, consents and waivers from all Persons and Governmental Authorities necessary to be obtained by it, or its Subsidiaries or Affiliates, in order for it to consummate such transactions.

(c) The parties hereto shall coordinate and cooperate with one another in exchanging and providing such information to each other and in making the filings, notifications and submissions referred to in paragraphs (a) and (b) above (each, a “Filing”); provided, that, in connection with any Filing made by any party, the other parties hereto shall have the right, to the extent permitted by applicable Law, (i) prior to any proposed Filing, (x) to receive copies of such proposed Filing, and (y) to propose changes to the contents of any such proposed Filing, which shall be considered by the other parties hereto in good faith, and (ii) to be informed of and have the right to attend and participate in any meeting, appearance, presentation, argument or any other related in-person event before a Governmental Authority (including the Commissioner of Competition) concerning a Filing, except where the Governmental Authority expressly requests that a party should not be present or where competitively sensitive information may be discussed, in which case every effort will be made to allow external legal counsel of the excluded party to participate. The parties hereto shall supply such reasonable assistance as may be reasonably requested by any other party hereto in connection with the foregoing. To the extent that any information or documentation to be provided by a party hereto to another party hereto pursuant to this Section 7.3 is competitively sensitive, such information may be provided only to external counsel for the other party on an external counsel only basis.

(d) Notwithstanding anything to the contrary herein, if any Governmental Authority raises serious concerns to the effect that the transactions contemplated by this Agreement may be violative of any Antitrust Law, or if any order is made by any Governmental Authority or any application or proceeding is threatened or instituted challenging any of the transactions contemplated by this Agreement as violative of any Antitrust Law, the Buyer shall, and shall cause its Affiliates to, take and offer to take any and all such action (including (i) agreeing to hold separate or to divest any of the businesses, product lines or assets of the Buyer or any of its Affiliates or of the Company, any Company Subsidiary or their respective Affiliates and (ii) defending, contesting or otherwise resisting any Action or order by any Governmental Authority challenging the transactions contemplated hereby) as may be required by the applicable Governmental Authority in order to resolve such objections as such Governmental Authority may have to such transactions under such Antitrust Law in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order that has the effect of delaying or preventing the consummation of the transactions contemplated by this Agreement. It shall not be deemed a failure to satisfy the conditions specified in Section 8.4 or Section 9.4, if in any application or proceeding brought by any Governmental Authority challenging the transactions contemplated by this Agreement as violative of any Antitrust Law, the applicable Governmental Authority makes an order or decree or enters into an agreement with the Buyer permitting the transactions contemplated by this Agreement, but requiring that any of the businesses, product lines or assets of any of the Buyer or its Affiliates or of the Company, the Company Subsidiaries or their respective Affiliates be divested or held separate by the Buyer, or that would otherwise limit the Buyer’s freedom of action with respect to, or its ability to retain, the Company and the Company Subsidiaries or any portion thereof or any of the Buyer’s or its Affiliates’ other assets or businesses.

(e) Each party hereto shall promptly inform the other parties of any material communication from the Commissioner of Competition or any other Governmental Authority regarding any of the transactions contemplated by this Agreement. If any party or any Affiliate thereof receives a request for additional information or documentary material from any such Governmental Authority with respect to the transactions contemplated by this Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other parties, an appropriate response (which shall be deemed a Filing) in compliance with such request. The Buyer will advise the Seller and the Company promptly in respect of any understandings, undertakings or agreements (oral or written) (each of which shall be deemed a Filing) which the Buyer proposes to make or enter into with the Commissioner of Competition or any other Governmental Authority in connection with the transactions contemplated by this Agreement.

Section 7.4 Resignations and Releases. The Company shall cause to be delivered to the Buyer on the Closing Date such resignations and releases of members of the Board of Directors and officers of the Company and each Company Subsidiary as set forth on Exhibit C attached hereto, such resignations and releases to be effective concurrently with the Closing.

Section 7.5 Further Assurances.

(a) From the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with Article 10, each of the parties hereto shall execute such documents and perform such further acts as may be reasonably required to carry out the provisions hereof and the actions contemplated hereby. Each party hereto shall, on or prior to the Closing Date, use its commercially reasonable efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the transactions contemplated hereby, including the execution and delivery of any documents, certificates, instruments or other papers that are reasonably required for the consummation of the transactions contemplated hereby. During the period from the date hereof to the Closing Date, the Seller shall promptly notify the Buyer if, to the knowledge of the Company, a Material Carrier gives notice of its intent to terminate its relationship with the Company or any Company Subsidiary or materially and adversely change the commission rate or the amount of its business with the Company or any Company Subsidiary. If reasonably practicable, Seller shall use commercially reasonable efforts to cause Closing Company Working Capital and Closing Company Subsidiary Working Capital for each Company Subsidiary to be equal to the applicable Base Amount in all material respects.

(b) If requested by the Buyer and subject to applicable Law, the Seller shall use commercially reasonable efforts to cause the Company and the Company Subsidiaries to distribute to and collect from employees of the Company and the Company Subsidiaries a questionnaire prepared by the Buyer regarding compliance with applicable Law (as well as internal policies and procedures) related to economic and trade sanctions, and matters such as anti-money laundering.

(c) The Seller shall use commercially reasonable efforts to cause the hosting of any websites used by the Company or a Company Subsidiary (to the extent not hosted by the Company or a Company Subsidiary) to be transferred to the Company or a Company Subsidiary on or prior to the Closing or, in the event such transfer is not effected on or prior to the Closing, the parties hereto shall enter into a transition services agreement with respect to the hosting of such websites following the Closing, on terms reasonably acceptable to the parties hereto.

(d) The Seller shall use commercially reasonable efforts to obtain, on or prior to the Closing, a release from each of those individuals listed on Exhibit D attached hereto in favour of the Company and BF&G Insurance Limited with respect to the cash settlement of options to purchase shares of BF&G Insurance Limited.

Section 7.6 Officer and Director Indemnification and Insurance.

(a) The Buyer agrees that all rights to indemnification and exculpation from liability for acts or omissions occurring on or prior to the Closing Date now existing in favor of the current or former directors, officers, employees, fiduciaries or agents of the Company and the Company Subsidiaries (each, an “Indemnified Party,” and collectively, the “Indemnified Parties”), as provided in the respective articles of incorporation, by-laws (or comparable organizational documents), or in indemnification agreements, shall survive the Closing Date and shall continue in full force and effect in accordance with their respective terms for a period of not less than six (6) years after the Closing Date, which provisions shall not be amended, repealed or otherwise modified during such period in any manner that would affect adversely the rights thereunder of the Indemnified Parties, unless such modification shall be required by Law.

(b) With effect as of the Closing Date, the Company shall pay for a non-cancelable run-off insurance policy of not less than the existing coverage amount, for an appropriate period not to exceed six (6) years after the Closing Date to provide insurance coverage for events, acts, errors and/or omissions occurring on or prior to the Closing Date for all Persons who were directors or officers of the Company or any Company Subsidiary on or prior to the Closing Date, which policy shall contain terms and conditions no less favorable to the insured Persons than the respective liability coverage presently provided to such Persons. In addition, with effect as of the Closing Date, the Company shall purchase extended reporting endorsement and/or maintain appropriate errors and omissions and employment practices liability insurance and other appropriate insurance coverage for an appropriate period not to exceed six (6) years after Closing with the Buyer named as an additional insured. The cost to the Company and the Company Subsidiaries of the tail insurance policies purchased pursuant to this Section 7.6(b) shall not exceed $600,000 in the aggregate.

(c) The covenants contained in this Section 7.6 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives and shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to Law, contract or otherwise. In the event that the Buyer or the Company or any Company Subsidiary (following the Closing) or any of their respective successors or assigns (i) consolidates with, amalgamates with, or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation, amalgamation, or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, the Buyer shall take all necessary action so that the successors or assigns of the Buyer or the Company or any Company Subsidiary (following the Closing), as the case may be, shall succeed to the obligations set forth in this Section 7.6.

Section 7.7 Termination of Affiliate Obligations. On or before the Closing Date, except as set forth on Schedule 7.7 and liabilities relating to employment relationships and the payment of compensation and benefits in the ordinary course of business, all liabilities and obligations between the Company or any Company Subsidiary, on the one hand, and one or more of its Affiliates (including any Seller but not including the Company Subsidiaries) on the other hand, shall be terminated in full, without any liability for the Company or any Company Subsidiary thereof following the Closing.

Section 7.8 Waiver of Conflicts Regarding Representation. From and after Closing, the Buyer shall cause the Company and the Company Subsidiaries to waive any conflict or deemed conflict (that may arise as a result of the legal representation of the Seller and its Affiliates prior to Closing by each of Paul, Weiss, Rifkind, Wharton & Garrison LLP and Stikeman Elliott LLP) in connection with any matter arising from the Agreement. For greater certainty, this waiver shall only apply in connection with a matter related to this Agreement and the transactions contemplated hereby and no waiver is provided for herein for any other context.

Section 7.9 Employee Matters. Except as otherwise set forth in any “change in control” or similar agreement or instrument in effect as of the date hereof:

(a) Except as specifically provided herein, the Buyer shall, and shall cause, service rendered by employees of the Company and each Company Subsidiary prior to the Closing Date to be taken into account for all purposes including participation, coverage, vesting and level of benefits (but not for purposes of benefit accruals under any defined benefit pension plan), as applicable, under all employee benefit plans, programs, policies and arrangements of the Buyer and its Subsidiaries (including the Company and each Company Subsidiary) from and after the Closing Date, to the same extent as such service was taken into account under corresponding plans of the Company and each Company Subsidiary for such purposes; provided, however, that nothing herein shall result in the duplication of any benefits.

(b) Notwithstanding anything to the contrary herein, nothing contained in this Section 7.9 shall (i) confer any rights, remedies or claims upon any employee of the Company or any Company Subsidiary and (ii) be considered to be an amendment of any Company Plan.

Section 7.10 Tax Returns. The Buyer covenants that it will not, without the Seller’s prior written consent, which consent shall not unreasonably be withheld, (i) request, or cause or allow any of the Company or the Company Subsidiaries to request, any audits, assessments, reassessments, review or similar proceedings by any Governmental Authority of any Tax Return or matter of or affecting any of the Company or the Company Subsidiaries in respect of any taxation year ending on or before the Closing Date, and (ii) cause or allow any of the Company or the Company Subsidiaries to originate the recalculation and/or re-filing of any such Tax Return or file any waivers, elections or designations for any taxation years of any of the Company or the Company Subsidiaries ending on or before the Closing Date that could increase the Seller’s liability for Taxes (including any liability of the Seller to indemnify the Buyer, the Company or any Company Subsidiary for Taxes pursuant to this Agreement), unless such recalculation and/or re-filing is required by Law.

Section 7.11 Seller Guarantees of Assumed Indebtedness; RBC Financing Statement. The parties hereto acknowledge that on or prior to the Closing, the Buyer or its Affiliates, at their sole cost and expense, shall cause any guarantee by the Seller or its Affiliates of any Assumed Indebtedness (each a “Seller Guarantee”) to be released. The Seller shall obtain (i) a written acknowledgment from the Royal Bank of Canada that the financing statement under the Personal Property Security Act (Ontario) with registration number 20070125 1452 1530 5666 (the “RBC Financing Statement”) does not relate to an Encumbrance with respect to the Shares or (ii) other evidence that the RBC Financing Statement has been discharged.

Section 7.12 Rectification of Minute Book Deficiencies. On or before the Closing Date, the Seller shall cause the Company and the Company Subsidiaries to rectify all material deficiencies, if any, in each of their respective corporate minute books that have been identified in writing by the Buyer acting reasonably, which shall include any deficiencies with respect to issuances of shares in the Company or any Company Subsidiary.

Section 7.13 Pre-Closing Reorganization.

(a) Subject to the other terms of this Agreement, the Seller agrees that, upon request by the Buyer, the Seller shall cause the Company and the Company Subsidiaries to use their commercially reasonable efforts to (i) effect such reorganizations as the Buyer may reasonably request for the purposes of making certain elections under the United States Internal Revenue Code of 1986, as amended (a “Pre-Closing Reorganization”); and (ii) reasonably cooperate with the Buyer and its

Representatives to determine the nature of any Pre-Closing Reorganization that might be undertaken and the manner in which it may most effectively be undertaken for all parties hereto.

(b) The Buyer acknowledges and agrees that a Pre-Closing Reorganization shall not (i) impede, delay or prevent consummation of the transactions contemplated hereby (including by giving rise to objections by third parties), (ii) unreasonably interfere with the ongoing operations of the Company and the Company Subsidiaries, (iii) prejudice or have adverse consequences for (after taking into account reimbursement under Section 7.13(e)) the Seller or its direct or indirect equity holders, including in the event the Closing does not occur, (iv) prejudice or have adverse consequences for (after taking into account reimbursement under Section 7.13(e)) the Company or any Company Subsidiary in the event the Closing does not occur, (v) be considered in determining whether a representation, warranty or covenant of the Seller or the Company has been breached or (vi) result in an unreimbursed cost, expense or Tax for the Seller.

(c) The Buyer shall provide written notice to the Seller of a proposed Pre-Closing Reorganization at least twenty (20) days prior to the Closing Date. Upon receipt of such notice, the Buyer and the Seller shall work cooperatively and use commercially reasonable efforts to prepare, prior to the Closing Date, all documentation necessary and do such other acts and things as are necessary to give effect to a Pre-Closing Reorganization.

(d) The parties hereto shall seek to have a Pre-Closing Reorganization made effective as of immediately prior to the Closing, or such other time as the Buyer may reasonably request.

(e) The Buyer will forthwith reimburse the Seller for all reasonable third-party out-of-pocket fees and expenses (including any professional fees, expenses and Taxes) incurred by the Seller, the Company or a Company Subsidiary in considering and effecting a Pre-Closing Reorganization and shall be responsible for any reasonable out-of-pocket fees and expenses and Taxes of the Seller, the Company and the Company Subsidiaries in reversing or unwinding any Pre-Closing Reorganization that was effected prior to termination of this Agreement (provided that such reversal or unwinding must occur in the most Tax-efficient manner which is commercially reasonable under the circumstances). The obligation of the Buyer to reimburse the Seller, the Company and the Company Subsidiaries for all reasonable third-party out-of-pocket fees, expenses and Taxes and to be responsible for reasonable out-of-pocket fees, expenses and Taxes as set out in this Section 7.13(e) will be in addition to any other payment the Buyer may be obligated to make hereunder and, notwithstanding anything to the contrary herein, shall survive termination of this Agreement.

(f) Notwithstanding anything to the contrary contained herein, no Buyer Indemnitee shall be entitled to indemnification under Section 11.2(a)(iii), Section 11.2(a)(v) or otherwise with respect to a Loss arising from, or in connection with, a Pre-Closing Reorganization.

Article 8

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE BUYER

The obligations of the Buyer under this Agreement shall be subject to the satisfaction, at or prior to the Closing Date, of all of the following conditions, any one or more of which may be waived by the Buyer:

Section 8.1 Representations and Warranties Accurate. Each of the (a) Seller Fundamental Representations and the Company Fundamental Representations shall be true and correct in all material respects, and (b) other representations and warranties of the Sellers and the Company contained in Article 4 and Article 5, respectively, shall be true and correct, in each case on and as of the Closing Date as though made on and as of the Closing Date (except for such representations and warranties expressly stated to relate to an earlier date, in which case, as of such earlier date); provided, however, that clause (b) of this condition shall be considered satisfied unless the failure of such representations or warranties to be true and correct, has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 8.2 Performance. The Company and the Seller shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed and complied with by them prior to or on the Closing Date, including the deliveries contemplated in Section 2.1(c).

Section 8.3 Officer’s Certificate. Each of the Seller and the Company shall have delivered to the Buyer a certificate, signed by one of its executive officers, dated as of the Closing Date, certifying with regard to itself the matters set forth in Sections 8.1 and 8.2.

Section 8.4 Legal Prohibition. On the Closing Date, there shall exist no injunction or other order issued by any Governmental Authority or court of competent jurisdiction which prohibits the consummation of the transactions contemplated under this Agreement.

Section 8.5 Competition Act; Governmental Approvals.

(a) The Competition Act Approval, if required by applicable Law, shall have been obtained.

(b) All Governmental Authorities, the consent of which is necessary under any applicable Law, including those set forth on Schedule 8.5, for the consummation of the transactions contemplated by this Agreement shall have consented to the transactions contemplated by this Agreement.

Section 8.6 Share Certificates. The Seller shall have delivered or cause to be delivered to the Buyer the certificates representing the Shares as provided in Section 2.2(a).

Section 8.7 Payoff Letters. The Buyer shall have received payoff letters reasonably acceptable to it with respect to the payment of the Parent Debt Payoff Amount and the release of all of the Encumbrances, if any, related thereto.

Section 8.8 Non-Competition and Non-Solicitation Agreement. The Seller shall have executed and delivered to the Buyer the Non-Competition and Non-Solicitation Agreement in the form of Schedule 8.8.

Section 8.9 RBC Financing Statement. The Seller shall have delivered to the Buyer (a) a written acknowledgment from the Royal Bank of Canada that the RBC Financing Statement does not relate to an Encumbrance with respect to the Shares, or (b) other evidence that the RBC Financing Statement has been discharged.

Article 9

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLER

The obligation of the Seller to effect the transactions contemplated by this Agreement shall be subject to the satisfaction, at or prior to the Closing Date, of all of the following conditions, any one or more of which may be waived by the Seller:

Section 9.1 Representations and Warranties Accurate. Each of the (a) Buyer Fundamental Representations shall be true and correct, and (b) remaining representations and warranties of the Buyer contained in Article 6 shall be true and correct in all material respects, in each case on and as of the Closing Date as though made on and as of the Closing Date (except for such representations and warranties expressly stated to relate to an earlier date, in which case, as of such earlier date).

Section 9.2 Performance. The Buyer shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed and complied with by it prior to or on the Closing Date.

Section 9.3 Officer’s Certificate. The Buyer shall have delivered to the Company a certificate, signed by one of its executive officers, dated as of the Closing Date, certifying the matters set forth in Sections 9.1 and 9.2.

Section 9.4 Legal Prohibition. On the Closing Date, there shall exist no injunction or other order issued by any Governmental Authority or court of competent jurisdiction which prohibits the consummation of the transactions contemplated under this Agreement.

Section 9.5 Competition Act; Governmental Approvals.

(a) The Competition Act Approval, if required by applicable Law, shall have been obtained.

(b) All Governmental Authorities, the consent of which is necessary under any applicable Law, including those set forth on Schedule 8.5, for the consummation of the transactions contemplated by this Agreement shall have consented to the transactions contemplated by this Agreement.

Section 9.6 Release of Seller Guarantees. All Seller Guarantees shall have been released.

Article 10

TERMINATION

Section 10.1 Termination. This Agreement may be terminated on or prior to the Closing Date as follows:

(a) by the mutual written consent of the Buyer and the Seller;

(b) at the election of the Buyer or the Seller if the Closing Date shall not have occurred on or before August 1, 2014 (such date, as may be extended by the following proviso, the “Termination Date”); provided, however, that if as of such date the conditions in Section 8.5 and Section 9.5 have not been satisfied, up to an additional sixty (60) days thereafter; provided, further, however, that the terminating party is not in material breach of any representation, warranty, covenant or other agreement contained herein at the time of such termination;

(c) by the Buyer (if it is not in material breach of its representations, warranties, covenants or agreements under this Agreement so as to cause any of the conditions set forth in Sections 9.1 or 9.2 not to be satisfied), upon written notice to the Seller, if there has been a material violation, breach or inaccuracy of any representation, warranty, covenant or agreement of the Company or the Seller contained in this Agreement, which violation, breach or inaccuracy would cause any of the conditions set forth in Sections 8.1 or 8.2 not to be satisfied, and such violation, breach or inaccuracy has not been waived by the Buyer or cured by the Seller, as applicable, within twenty (20) Business Days after receipt by the Seller of written notice thereof from the Buyer or is not reasonably capable of being cured prior to the Termination Date;

(d) by the Seller (if neither of the Seller or the Company is in material breach of its representations, warranties, covenants or agreements under this Agreement so as to cause any of the conditions set forth in Sections 8.1 or 8.2 not to be satisfied), upon written notice to the Buyer, if there has been a material violation, breach or inaccuracy of any representation, warranty, agreement or covenant of the Buyer contained in this Agreement, which violation, breach or inaccuracy would cause any of the conditions set forth in Sections 9.1 or 9.2 not to be satisfied, and such violation, breach or inaccuracy has not been waived by the Seller or cured by the Buyer within twenty (20) Business Days after receipt by the Buyer of written notice thereof from the Seller or is not reasonably capable of being cured prior to the Termination Date; or

(e) subject to Section 7.3(d), by the Seller or the Buyer, if a court of competent jurisdiction or other Governmental Authority shall have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated under this Agreement and such order or action shall have become final and nonappealable.

Section 10.2 Survival After Termination. If this Agreement is terminated by the parties hereto in accordance with Section 10.1 hereof, this Agreement shall become void and of no further force and effect and none of the parties hereto shall have any liability in respect of a termination of this Agreement, except that the provisions of Section 7.2(b), Section 7.2(c), this Section 10.2, Article 12 and any provisions of Article 1 required for the interpretation of the foregoing provisions shall survive the termination of this Agreement and that nothing herein shall relieve any party hereto from any liability for any material breach of the provisions of this Agreement prior to the termination of this Agreement.

Article 11

INDEMNIFICATION

Section 11.1 Survival. Each of the representations and warranties of the Seller contained in Article 4 (the “Seller Representations”), of the Company contained in Article 5 (the “Company Representations”) and of the Buyer contained in Article 6 (the “Buyer Representations”) shall survive until the eighteen (18) month anniversary of the Closing Date (the “First Cut-Off Date”), except that the Seller Fundamental Representations, the Company Fundamental Representations and the Buyer Fundamental Representations shall survive until the fifth (5th) anniversary of the Closing Date and the representations and warranties set forth in Section 5.12 (Tax Matters) shall survive until sixty (60) days after the expiration of the last to expire of any time within which an assessment, reassessment or similar document may be issued under any applicable Law with respect to any Tax period which is relevant in determining any liability under this Agreement with respect to Tax matters (the “Second Cut-Off Date”, as the case may be). Each of the covenants and agreements of the parties set forth in this Agreement shall survive the Closing Date until the First Cut-Off Date; provided that the covenants and agreements contained herein requiring performance after the First Cut-Off Date shall survive in accordance with their terms. If any Claims Notice is given in good faith in accordance with the terms of Section 11.4 on or prior to (i) the First Cut-Off Date in respect of a breach of the Seller Representations, the Company Representations, the Buyer Representations or the covenants and agreements of the parties set forth in this Agreement to be performed after the Closing Date or (ii) the Second Cut-Off Date in respect of a breach of the Seller Fundamental Representations, the Company Fundamental Representations, the Buyer Fundamental Representations or the representations and warranties set forth in Section 5.12 (Tax Matters), then the claims specifically set forth in the Claims Notice shall survive until such time as such claim is finally resolved.

Section 11.2 Indemnification by the Seller; Indemnification by the Buyer.

(a) Subject to the limitations set forth herein, from and after the Closing Date, the Seller hereby agrees to indemnify and hold harmless the Buyer, its Affiliates and each of their respective officers, directors, employees, shareholders, partners, and members (each, a “Buyer Indemnitee”) from and against any and all losses, liabilities, expenses (including reasonable legal fees), claims, suits, actions and damages (collectively, “Losses”) arising from, or in connection with (i) any breach of any of the Seller Representations, (ii) any breach of any covenant or agreement made hereunder by the Seller, (iii) any breach of any of the Company Representations, (iv) any breach of any covenant or agreement made hereunder by the Company or any Company Subsidiary (solely with respect to covenants and agreements to be made or performed by the Company or any Company Subsidiary prior to Closing) or (v) all Taxes (or the non-payment thereof) of the Company or any Company Subsidiary for all Tax periods ending on or before the Closing Date and the portion through the end of the Closing Date for any Tax period that includes (but does not end on) the Closing Date but excluding Taxes (A) reflected on the Balance Sheets, (B) included in the calculation of Closing Company Working Capital or any Closing Company Subsidiary Working Capital, (C) directly attributable to any action taken on or after Closing by the Buyer or any of its Affiliates except such actions that are required by Law, or (D) attributable to any change in applicable Law adopted on or after the Closing Date; provided, however, that, for purposes of this Agreement, if any Losses arise from or in connection with clause (iii), (iv) or (v) above, to the extent any such Losses relate to a Company Subsidiary (the “Company Subsidiary Losses”), the Seller shall only be liable for indemnification pursuant to this Section 11.2(a), subject to the other limitations set forth in this Article 11, in an amount equal to the product of such Company Subsidiary Losses multiplied by the percentage set forth opposite such Company Subsidiary’s name on Annex A under the heading “Company’s Percentage Ownership.”

(b) Subject to the limitations set forth herein, from and after the Closing Date, the Buyer hereby agrees to indemnify and hold harmless, the Seller, its Affiliates and each of their respective officers, directors, employees, shareholders, partners and members, and prior to the Closing, the Company and each Company Subsidiary and their respective officers, directors and employees (each, a “Seller Indemnitee,” and together with the Buyer Indemnitees, the “Indemnitees” and each an “Indemnitee”), from and against any Losses arising from or in connection with (i) the breach of any Buyer Representations and (ii) the breach of any covenant or agreement made by the Buyer, and after the Closing, the Company and any Company Subsidiary, in this Agreement.

Section 11.3 Limitations on Indemnification.

(a) Notwithstanding anything in this Agreement to the contrary but subject to Section 11.3(g), in no event shall the aggregate indemnification obligations of (i) the Seller under Section 11.2(a)(i) (other than Seller Fundamental Representations) and Section 11.2(a)(iii) (other than Company Fundamental Representations) exceed

$25,000,000, (ii) the Buyer under Section 11.2(b)(i) exceed an amount equal to $25,000,000; and (iii) the Seller with respect to all other indemnification obligations under Section 11.2(a) not covered by the limitation in clause (i) above, exceed an amount equal to $100,000,000 (each of the amounts set forth in (i), (ii) and (iii), a “Cap”).

(b) Notwithstanding anything in this Agreement to the contrary but subject to Section 11.3(g), other than with respect to the Seller Fundamental Representations and the Company Fundamental Representations (which shall not be subject to the limitations contained in this Section 11.3(b)), no indemnification claims for Losses shall be asserted by the Seller Indemnitees or the Buyer Indemnitees, respectively, under Article 11 unless (x) any such individual Loss or group or series of related Losses exceeds $100,000 (such Loss or group or series of related Losses that does not exceed $100,000, the “DeMinimis Losses”), and (y) the aggregate amount of such Losses that would otherwise be payable under Section 11.2(a) and Section 11.2(b), respectively (which shall not include for such purposes DeMinimis Losses or any Losses that are excluded from any of the limitations set forth in this Section 11.3(b)), exceeds $2,500,000 (the “Deductible Amount”), whereupon the Seller Indemnitee or the Buyer Indemnitee, as the case may be, shall be entitled to receive only amounts for Losses (which shall not include for such purposes DeMinimis Losses) in excess of the Deductible Amount, in which case, the Seller Indemnitee or the Buyer Indemnitee, as the case may be, shall be entitled to indemnification for the amount of such Losses, subject to the applicable Cap.

(c) Under no circumstances shall any Indemnitee be entitled to be indemnified for special, consequential, multiple of earnings, indirect, punitive or other similar damages, including lost profits, lost revenues, business interruptions, or loss of business opportunity or reputation. The party seeking indemnification under this Article 11 shall use all commercially reasonable efforts to mitigate any Loss which forms the basis of an indemnification claim hereunder.

(d) No party hereto shall be obligated to indemnify any other Person with respect to (i) any representation, warranty, covenant or condition specifically waived in writing by another party hereto on or prior to the Closing, (ii) any Losses with respect to any matter if such matter was included in the calculation of the adjustment to the Estimated Purchase Price pursuant to Section 2.3 (to the extent so included) or (iii) for any Losses for which a Claims Notice was not duly delivered prior to the First Cut-Off Date or the Second Cut-Off Date, as applicable.

(e) If it is determined that a party hereto breached a representation and warranty contained in this Agreement which contained a materiality qualifier, all Losses shall be calculated as if the materiality and similar qualifiers contained in such representations and warranties were eliminated and the Indemnitee shall be entitled to recover the Losses relating to both the material and immaterial aspects thereof. For the avoidance of doubt, no materiality qualifier shall be used by the Seller as a deductible against the Buyer in calculating any Losses.

(f) For the avoidance of doubt, the limitations set forth in this Section 11.3 shall not apply to fraudulent misrepresentation.

(g) The limitations in Section 11.3(a) and Section 11.3(b) shall not apply in respect of the indemnification obligations of the Seller in Section 11.2(a)(v) and the indemnification obligations of the Seller related to a breach of a representation and warranty in Section 5.12 (Tax Matters).

(h) The indemnification obligations of the Seller in Section 11.2(a)(v) shall expire sixty (60) days after the expiration of the last to expire of any time within which an assessment, reassessment or similar document may be issued under any applicable Law with respect to any Tax period which is relevant in determining any liability under this Agreement with respect to Tax matters.

Section 11.4 Indemnification Claim Process.

(a) All claims for indemnification by either a Seller Indemnitee or Buyer Indemnitee under this Article 11 shall be asserted and resolved in accordance with Sections 11.4, and 11.5.

(b) If a Buyer Indemnitee intends to seek indemnification pursuant to this Article 11, the Buyer Indemnitee shall promptly, but in no event more than fifteen (15) days following such Buyer Indemnitee’s knowledge of such claim, notify the Seller in writing of such claim, describing such claim in reasonable detail and the amount or estimated amount of such Losses (the “Claims Notice”).

(c) If a Seller Indemnitee intends to seek indemnification pursuant to this Article 11, the Seller Indemnitee shall promptly, but in no event more than fifteen (15) days following the Seller Indemnitee’s knowledge of such claim, deliver a Claims Notice to the Buyer.

(d) The Indemnitor shall have thirty (30) days from the date on which the Indemnitor received the Claims Notice to notify the Indemnitee that the Indemnitor desires to assume the defense or prosecution of the Third Party Claim and any litigation resulting therefrom with counsel of its choice. If the Indemnitor assumes the defense of such claim in accordance herewith: (i) the Indemnitee may retain separate co-counsel at its sole cost and expense and participate in the defense of such Third Party Claim, but the Indemnitor shall control the investigation, defense and settlement thereof; (ii) the Indemnitee shall not file any papers or consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim without the prior written consent of the Indemnitor; and (iii) the Indemnitor shall not consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim without the prior written consent of the Indemnitee unless the judgment or settlement provides solely for the payment of money by the Indemnitor, the Indemnitor makes such payment (subject to the applicable limitations contained herein) and the Indemnitee receives an unconditional release with respect to such Third Party Claim. The parties hereto shall act in good faith in responding to, defending against, settling or otherwise dealing with Third

Party Claims, and cooperate in any such defense and give each other reasonable access to all information relevant thereto. Whether or not the Indemnitor has assumed the defense of such Third Party Claim, the Indemnitor will not be obligated to indemnify the Indemnitee hereunder with respect to any settlement entered into or any judgment consented to without the Indemnitor’s prior written consent.

(e) If the Indemnitor does not assume the defense of such Third Party Claim within thirty (30) days of receipt of the Claims Notice, the Indemnitee will be entitled to assume such defense, at its sole cost and expense (or, if the Indemnitee incurs a Loss with respect to the matter in question for which the Indemnitee is entitled to indemnification pursuant to Article 11, at the expense of the Indemnitor), upon delivery of notice to such effect to the Indemnitor; provided, however, that: the Indemnitor (i) shall have the right to participate in the defense of the Third Party Claim at its sole cost and expense; (ii) may at any time thereafter assume defense of the Third Party Claim, in which event the Indemnitor shall bear the reasonable fees, costs and expenses of the Indemnitee’s counsel incurred prior to the assumption by the Indemnitor of defense of the Third Party Claim; and (iii) shall not be obligated to indemnify the Indemnitee hereunder for any settlement entered into or any judgment consented to without the Indemnitor’s prior written consent.

(f) The Buyer Indemnitee shall, and shall cause the Company and the Company Subsidiaries to, provide reasonable cooperation with the Seller in all aspects of any investigation, defense, pretrial activities, trial, compromise, settlement or discharge of any claim in respect of which a Buyer Indemnitee is seeking indemnification pursuant to this Article 11 that the Seller has elected to control, including by providing the Seller with reasonable access to books, records, employees and officers (including as witnesses) of the Company and the Company Subsidiaries.

Section 11.5 Indemnification Procedures for Non-Third Party Claims. The Indemnitee will deliver a Claims Notice to the Indemnitor promptly upon its discovery of any matter for which the Indemnitor may be liable to the Indemnitee hereunder that does not involve a Third Party Claim, which Claims Notice shall also (a) state that the Indemnitee has paid or properly accrued Losses or anticipates that it will incur liability for Losses for which such Indemnitee is entitled to indemnification pursuant to this Agreement, and (b) the date such item was paid or accrued. The Indemnitee shall reasonably cooperate and assist the Indemnitor in determining the validity of any claim for indemnity by the Indemnitee and in otherwise resolving such matters. Such assistance and cooperation shall include providing reasonable access to and copies of information, records and documents relating to such matters, furnishing employees to assist in the investigation, defense and resolution of such matters and providing legal and business assistance with respect to such matters.

Section 11.6 Exclusive Remedy. Notwithstanding anything to the contrary herein, except in the case of intentional fraud, in connection with a dispute under Section 2.3 (which shall be governed exclusively by Section 2.3), or as provided for in Section 12.11 (which shall be governed exclusively by Section 12.11), the indemnification provisions of Article 11 shall be the sole and exclusive remedy of parties hereto following the Closing for any and all breaches or alleged breaches of any representations, warranties, covenants or agreements of the parties hereto, or any other provision of this Agreement or the transactions contemplated hereby. For the avoidance of doubt, the Buyer hereby acknowledges and agrees that all Losses of the Company and the Company Subsidiaries, other than those for which a Buyer Indemnitee recovers Losses in accordance with Article 11, shall be the sole responsibility of the Buyer, and after the Closing, the Company and the Company Subsidiaries.

Section 11.7 Calculation of Losses; Limitations. The amount of any Loss for which indemnification is provided under this Article 11 shall be net of any (a) amounts actually recovered by any Indemnitee under insurance policies, from third parties or otherwise with respect to such Loss, (b) amounts accrued on the Company or any Company Subsidiary’s balance sheet as of the Closing Date and reflected in Closing Company Working Capital, any Closing Company Subsidiary Working Capital or on the Statement and (c) net Tax benefit realized by the Indemnitee arising from such Loss. In computing the amount of any Tax benefit, the Indemnitee shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any indemnity payment hereunder or the incurrence or payment of any indemnified Loss.

Section 11.8 Tax Treatment of Indemnity Payments. Unless otherwise required by applicable Law, any indemnity payment made under this Agreement shall be treated by all parties hereto as an adjustment to the purchase price for all Tax purposes, and the parties hereto shall file their Tax Returns accordingly.

Section 11.9 Subrogation. In the event of payment by or on behalf of any Indemnitor to any Indemnitee (including pursuant to this Article 11) in connection with any claim or demand by any Person other than the parties hereto or their respective Affiliates, such Indemnitor shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such claim or demand against any claimant or plaintiff asserting such claim or demand. Such Indemnitee shall cooperate with such Indemnitor in a reasonable manner, and at the cost of such Indemnitor, in presenting any subrogated right, defense or claim.

Article 12

MISCELLANEOUS

Section 12.1 Expenses. Except as expressly provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 12.2 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 12.3 Entire Agreement. This Agreement including the Schedules and Exhibits attached hereto which are deemed for all purposes to be part of this Agreement, and the other documents, delivered pursuant to this Agreement and the Confidentiality Agreement, contain all of the terms, conditions and representations and warranties agreed upon or made by the parties hereto relating to the subject matter of this Agreement and the business and operations of the Company and each of the Company Subsidiaries and supersede all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the parties hereto or their Representatives, oral or written, respecting such subject matter.

Section 12.4 Headings. The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the parties to this Agreement.

Section 12.5 Notices. Any notice or other communication required or permitted under this Agreement shall be deemed to have been duly given and made if (i) in writing and served by personal delivery upon the party for whom it is intended, (ii) if delivered by facsimile with receipt confirmed, (iii) if delivered by e-mail with receipt confirmed or (iv) if delivered by certified mail, registered mail, courier service, return-receipt received to the party at the address set forth below, with copies sent to the Persons indicated:

If, to the Seller or, prior to the Closing, the Company or the Company Subsidiaries:

Roins Financial Services Limited

18 York Street, Suite 800

Toronto, Ontario M5J 2T8

Attention: VP, Corporate Development

Facsimile: 1-866-899-8646

With a copy to (which shall not constitute notice):

Paul, Weiss, Rifkind, Wharton & Garrison LLP

Toronto-Dominion Centre

77 King Street West, Suite 3100

P.O. Box 226

Toronto, ON M5K 1J3

Attention: Adam M. Givertz

Facsimile: (416) 981-7126

E-mail: agivertz@paulweiss.com

If to the Buyer or the Guarantor or, after the Closing, to the Company or the Company Subsidiaries:

Arthur J. Gallagher & Co.

Two Pierce Place

Itasca, IL 60143

Attention: Walter D. Bay, Vice-President, General Counsel

& Corporate Secretary

Facsimile: 630-285-3483

E-mail: Walt_Bay@ajg.com

With a copy to (which, except as set forth in Section 12.17, shall not constitute notice):

Fasken Martineau DuMoulin LLP

333 Bay Street, Suite 2400

Bay Adelaide Centre, Box 20

Toronto, ON M5H 2T6

Attention: Byron Loeppky

Facsimile: (416) 364-7813

E-mail: bloeppky@fasken.com

Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section 12.5.

Section 12.6 Exhibits and Schedules.

(a) Any matter, information or item disclosed in the Schedules delivered under any specific representation, warranty or covenant or Schedule number hereof, shall be deemed to have been disclosed for all purposes of this Agreement in response to every representation, warranty or covenant in this Agreement in respect of which such disclosure is reasonably apparent on its face. The inclusion of any matter, information or item in any Schedule to this Agreement shall not be deemed to constitute an admission of any liability by the Seller or the Company to any third party or otherwise imply, that any such matter, information or item is material or creates a measure for materiality for the purposes of this Agreement.

(b) The Schedules, Annexes and Exhibits hereto are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement.

Section 12.7 Waiver. Waiver of any term or condition of this Agreement by any party hereto shall only be effective if in writing and shall not be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Agreement.

Section 12.8 Binding Effect; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their successors and permitted assigns. No party to this Agreement may assign or delegate, by operation of law or otherwise, all or any portion of its rights, obligations or liabilities under this Agreement without the prior written consent of the other parties to this Agreement, which any such party may withhold in its absolute discretion. Any purported assignment without such prior written consents shall be void.

Section 12.9 No Third Party Beneficiary. Nothing in this Agreement shall confer any rights, remedies or claims upon any Person or entity not a party or a permitted assignee of a party to this Agreement, except for the current and former officers, directors and employees of the Company as set forth in Section 7.6 and Section 12.11.

Section 12.10 Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, each of which when delivered to the other parties hereto (including via facsimile or e-mail portable document format (*.pdf)) will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same Agreement.

Section 12.11 Release. Except in the case of fraud, illegal acts and as provided in Article 11, the Buyer agrees (and, from and after the Closing, shall cause the Company and each Company Subsidiary to agree) that none of the individuals set forth on Schedule 12.11 shall have any liability or responsibility to the Buyer or the Company or any Company Subsidiary for (and the Buyer hereby unconditionally releases (and from and after the Closing shall cause the Company and each Company Subsidiary to unconditionally release) such Persons from) any obligations or liability:

(a) arising out of, or relating to, the organization, management, or operation of the business of the Company or any Company Subsidiary relating to any matter, occurrence, action or activity on or prior to the Closing Date;

(b) relating to this Agreement and the transactions contemplated hereby;

(c) arising out of or due to any inaccuracy or breach of any representation or warranty or the breach of any covenant, undertaking or other agreement contained in this Agreement, the Schedules, the Annexes and Exhibits hereto or in any certificate contemplated hereby and delivered in connection herewith; or

(d) relating to any information (whether written or oral), documents or materials furnished by or on behalf of the Seller, the Company and the Company Subsidiaries, including the Information.

The Buyer agrees (and, from and after the Closing, shall cause the Company and each Company Subsidiary to agree) to indemnify and hold harmless the Seller, its Affiliates and each of their respective officers, directors, employees, shareholders, partners and members, from and against any Losses arising from or in connection with any Action brought by any current or former employee of the Company or any Company Subsidiary relating to any act, or failure to act, of the Buyer or the Company or a Company Subsidiary during the period after the Closing Date.

Section 12.12 Governing Law and Jurisdiction. This Agreement and any Action hereunder shall be governed by and construed in accordance with the Laws of the Province of Ontario and the federal Laws of Canada applicable therein, without giving effect to the principles of conflict of laws thereof that would cause the Laws of another jurisdiction to apply.

Section 12.13 Consent to Jurisdiction and Service of Process. Any Action arising out of or relating to this Agreement or the transactions contemplated hereby will be instituted in the Commercial List of the Superior Court of Justice, and if subsequently determined by a judge of the Commercial List to be ineligible for hearing under the Commercial List, in the Superior Court of Justice located in Toronto, Ontario (or any successor in jurisdiction thereto) and each party hereto waives any objection which such party may now or hereafter have to the laying of the venue of any such Action and irrevocably submits to the jurisdiction of such court in any such Action.

Section 12.14 Conveyance Taxes. The Buyer agrees to pay all sales, use, value added, transfer, stamp, registration, documentary, excise, real property transfer or gains, or similar Taxes incurred as a result of the transactions contemplated by this Agreement and the Seller and the Buyer agree to jointly file all required change of ownership and similar statements. All costs and expenses incurred by the Seller related to the foregoing shall be promptly reimbursed by the Buyer. For the avoidance of doubt, any such Taxes, costs and expenses payable by the Buyer pursuant to this Section 12.14 shall not be subject to the indemnity in Section 11.2(a).

Section 12.15 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof or were otherwise breached and that each party hereto shall be entitled to seek an injunction or injunctions in any court of competent jurisdiction to prevent breaches of the provisions hereof and to enforce the specific performance of the terms hereof, in addition to any other remedy at law or equity. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties hereto have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. Any party hereto seeking (i) an injunction or injunctions to prevent breaches of this Agreement when expressly available pursuant to the terms of this Agreement or (ii) to enforce specifically the terms and provisions of this Agreement when expressly available pursuant to the terms of this Agreement, shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 12.16 Severability. If any term, provision, agreement, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, agreements, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such a determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a reasonably acceptable manner so that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

Section 12.17 Funding; Guarantee; Agent of Service. The Guarantor hereby represents and warrants to the Company and the Seller that, as of the date of this Agreement, the Guarantor has, and as of the Closing Date, the Buyer will have, sufficient cash in immediately available funds to pay the amounts due under Section 2.2(b) and Section 2.2(c), any adjustments to the Estimated Purchase Price under Section 2.3 and all of the Guarantor’s and its Affiliates’ fees and expenses in order to consummate the transactions contemplated by this Agreement. The Guarantor confirms that it is not a condition to Closing or any of the Buyer’s other obligations under this Agreement that the Guarantor, the Buyer or any other Person obtain financing for or in connection with the transactions contemplated by this Agreement. The Buyer is a wholly owned Subsidiary of the Guarantor and the Guarantor acknowledges the indirect benefits that it shall receive from this Agreement. Consequently, the Guarantor agrees that it shall cause the Buyer to perform all of its obligations hereunder. In addition, the Guarantor hereby fully and unconditionally guarantees each and every obligation of the Buyer hereunder, including the Buyer’s payment obligations set forth in Section 2.2(b) and Section 2.2(c). This being a guarantee of payment and not merely performance, the Guarantor hereby acknowledges and agrees that if the Buyer fails to perform any of its obligations hereunder, the Seller may bring an Action directly against the Guarantor at the same time as it commences, or without first commencing, an Action against the Buyer. The Guarantor hereby irrevocably appoints Fasken, Martineau DuMoulin LLP, at the address set forth in Section 12.5, as its agent to receive service in respect of any notice or Action that may be commenced by a party hereunder.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

NORAXIS CAPITAL CORPORATION

By:	/s/ Ken Keenan
Name: Ken Keenan
Title: President

By:	/s/ Nick Creatura
Name: Nick Creatura
Title: EVP & CFO

ROINS FINANCIAL SERVICES LIMITED

By:	/s/ Rowan Saunders
Name: Rowan Saunders
Title: President & CEO

By:	/s/ Nick Creatura
Name: Nick Creatura
Title: EVP & CFO

8276323 CANADA INC.

By:	/s/ David Ross
Name: David Ross
Title: President

ARTHUR J. GALLAGHER & CO.

By:	/s/ Jerome S. Hanner
Name: Jerome S. Hanner
Title: Vice President

Signature Page to Share Purchase Agreement